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Exhibit 99.1

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS OF NCO GROUP, INC.

        The following discussion and analysis of our financial condition and results of operations covers periods prior to the consummation of the Transactions. Accordingly, the following discussion and analysis of historical periods does not reflect the significant impact that the Transactions will have on NCO, including any cost savings (and related costs) to be implemented in connection with the Transactions. For purposes of this Management's Discussion and Analysis of Financial Condition and Results of Operations of NCO Group, Inc., "we," "us" and "our" refer to NCO and its subsidiaries on a consolidated basis. You should read the following discussion and analysis in conjunction with the "Selected Historical Financial Data" section of this offering memorandum and NCO's consolidated financial statements and the related notes thereto included elsewhere in this offering memorandum. Any statements in the discussion and analysis regarding industry outlook, NCO's expectations regarding the performance of its business and the other non-historical statements in the discussion and analysis are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in the "Risk Factors" section of this offering memorandum. NCO's actual results may differ materially from those contained in or implied by any forward-looking statements.

Overview

        We are a holding company and conduct substantially all of our business operations through our subsidiaries. We are an international provider of business process outsourcing services, referred to as BPO, primarily focused on accounts receivable management, referred to as ARM, and customer relationship management, referred to as CRM, serving a wide range of clients in North America and abroad through our global network of over 100 offices.

        Historically, our Portfolio Management business, which was previously a separate reporting unit, participated in the purchased accounts receivable business on an opportunistic basis. Beginning in 2009, we significantly reduced our purchases of accounts receivable and made a decision to minimize further investments in the future, as further discussed below. This decision resulted from declines in liquidation rates, competition for purchased accounts receivable and the continued uncertainty of collectability.

        In April and August 2011, our Portfolio Management segment sold portfolios of purchased accounts receivable with an aggregate book value of $18.8 million. This book value includes the impact of write-downs of the value of the purchased accounts receivable of $18.6 million recorded during the three months ended March 31, 2011, and $10.8 million recorded during the three months ended June 30, 2011, which were recorded in connection with the dispositions.

        Subsequent to the August sale, which constituted a significant portion of Portfolio Management's remaining purchased accounts receivable portfolio, the results of the Portfolio Management business are presented as discontinued operations on the consolidated statements of operations and statements of cash flows, and prior periods have been restated. The remaining portfolios of purchased accounts receivable are not significant and are now included as part of ARM.

        We currently operate our business in two segments: ARM and CRM.

        During 2010, we generated approximately 65% of our ARM revenue from the recovery of delinquent accounts receivable on a contingency fee basis. Our ARM contingency fees range from approximately five percent for the management of accounts placed early in the accounts receivable cycle to approximately 50% for accounts that have been serviced extensively by the client or by third-party providers. Our average fee for ARM contingency-based revenue across all industries was approximately 17% during 2010, 18% during 2009 and 17% during 2008. In addition, we generate revenue from certain contractual ARM services. Generally, revenue is earned and recognized upon collection of accounts receivable for contingency fee services and as work is performed for contractual services. We enter into contracts with most of our clients that define, among other things, fee arrangements, scope of services, and termination provisions. Clients typically have the right to terminate their contracts on 30 or 60 days' notice. Approximately 35% of our ARM revenue is generated from contractual collection services, where fees are based on a monthly rate or a per service charge, and other ARM services.

        During 2010, approximately 95% of our CRM revenue was generated from inbound services, which consist primarily of customer service and technical support programs, and to a lesser extent acquisition and retention services. Inbound services involve the processing of incoming calls, often placed by our clients' customers using toll-free numbers, to a customer service representative for service, order fulfillment or information. During 2010, outbound services, which consist of customer acquisition and customer retention services, represented approximately five percent of our CRM revenue.

        Our operating costs consist principally of payroll and related costs; selling, general and administrative costs; and depreciation and amortization. Payroll and related expenses consist of wages and salaries, commissions, bonuses, and benefits for all of our employees, including management and administrative personnel. Selling, general and administrative expenses include telephone, postage and mailing costs, outside collection attorneys and other third-party collection services providers, and other collection costs, as well as expenses that directly support operations, including facility costs, equipment maintenance, sales and marketing, data processing, professional fees, and other management costs. Our payroll and related expenses may increase or decrease due to changes in the value of the U.S. dollar against the Canadian dollar and the Philippine peso.

        Due to the expected prolonged impact of the economic environment on the Company's clients' business in 2011 and beyond, in the fourth quarter of 2010 we reduced our budgeted volumes from certain of our clients in the CRM reporting unit. As a result, our 2010 annual impairment test for goodwill indicated that the carrying value of the CRM reporting unit exceeded its fair value and we recorded goodwill impairment charges of $57.0 million in the CRM segment in 2010. We recorded goodwill impairment charges of $24.8 million in the CRM segment in 2009, and in 2008 we recorded goodwill impairment charges of $120.0 million and trade name impairment charges of $5.0 million across all segments.

        During the fourth quarter of 2010, we identified $58.3 million of reimbursable costs and fees received from clients associated with certain contractual arrangements acquired in connection with the acquisition of TSYS Total Debt Management that were incorrectly recorded on a net basis, as an offset to selling, general and administrative expenses. Revenue should have included these reimbursable costs and fees, with an equal and offsetting amount charged to operating expenses, due to the fact that we acted as principal and assumed overall risk in the transactions under these contractual arrangements. The adjustment was made in the fourth quarter of 2010 and reflected in the statement of operations for the year ended December 31, 2010. The adjustment was not material to the previously issued financial statements. Revenue and operating expenses for the three and nine months ended September 30, 2010 were revised to reflect the reimbursable costs and fees in both revenue and operating expenses in the statement of operations.

        The challenging economic environment in the U.S. has impacted our business over the course of 2009 and 2010, continuing into the first nine months of 2011. Factors such as reduced availability of credit for consumers, a depressed real estate market, high unemployment and other factors have had a negative impact on the ability and willingness of consumers to pay their debts and a negative impact on our clients' businesses, which has adversely affected our results of operations, collections and revenue.

        Further changes to the economic conditions in the U.S., either positive or negative, could have a significant impact on our business, including, but not limited to:

  •
  further impairment charges to our goodwill, trade name and other intangible assets;

  •
  fluctuations in the volume of placements of accounts and the collectability of those accounts for our ARM contingency fee based services;

  •
  volume fluctuations in our ARM fixed fee based services; and

  •
  volume fluctuations in our CRM services.

        We have grown through both acquisitions as well as internal growth. The following table lists the companies we have acquired in the past three years (purchase price in millions):

Date	Acquired Company	Description	Purchase Price
May 2011	Protocol Direct Marketing, Inc.	Provider of BPO Solutions	$23.9
September 2010	Health Blueprints, Inc.	Healthcare Consulting	1.6
August 2009	TSYS Total Debt Management ("TDM")	Attorney network receivables management	4.5
May 2009	Complete Credit Management, Ltd.	Receivables management in the U.K.	0.7
February 2008	Outsourcing Solutions, Inc. ("OSI")	Receivables management	334.0
January 2008	Systems & Services Technologies, Inc. ("SST")	Active account servicing	18.4
2008	Various international companies	Receivables management	9.3

        In October 2009, we sold our print and mail business for approximately $18.7 million in cash.

        Prior to the acquisition of SST on January 2, 2008, SST was a wholly owned subsidiary of JPMorgan Chase & Co., referred to as JPM. JPM also controls OEP, which has had a controlling interest in us since our "going-private" transaction on November 15, 2006, referred to as the 2006 Transaction. Transfers of net assets or exchanges of equity interests between entities under common control are accounted for similar to the pooling-of-interests method ("as-if pooling-of-interests") in that the entity that receives the net assets or the equity interests initially recognizes the assets and liabilities transferred at their carrying amounts in the accounts of the transferring entity at the date of transfer. Because NCO and SST were under common control at the time of the SST acquisition, the transfer of assets and liabilities of SST were accounted for at historical cost in a manner similar to a pooling of interests. For financial accounting purposes, the acquisition was viewed as a change in reporting entity and, as a result, required restatement of our financial statements for all periods subsequent to November 15, 2006, the date of the 2006 Transaction and the date at which common control of NCO and SST by JPM commenced.

Critical Accounting Policies and Estimates

General

        The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates. We believe the following accounting policies and estimates are the most critical and could have the most impact on our results of operations. For a discussion of these and other accounting policies, see note 2 in our Notes to Consolidated Financial Statements included elsewhere in this offering memorandum.

        As a result of the 2006 Transaction, the majority of our assets and liabilities were adjusted to their fair value as of the date of the 2006 Transaction. We made significant assumptions in determining the fair value of intangible assets and other assets and liabilities in connection with purchase accounting. Additionally, a portion of the equity related to our management stockholders was recorded at the stockholder's predecessor basis and a corresponding portion of the acquired assets was reduced accordingly.

Goodwill, Other Intangible Assets and Purchase Accounting

        Assets acquired and liabilities assumed must be recorded at their fair value at the date of acquisition. Our balance sheet includes amounts designated as "Goodwill", "Trade name" and "Customer relationships and other intangible assets." Goodwill represents the excess of the purchase price over the fair value of the net assets of acquired businesses. Trade name represents the fair value of the NCO name. Other intangible assets consist primarily of customer relationships, which represent the information and regular contact we have with our clients, and non-compete agreements.

        As of December 31, 2010, our balance sheet included goodwill, trade name and other intangibles that represented 38.8%, 6.7% and 15.8% of total assets, respectively, and 597.9%, 103.9% and 242.6% of stockholders' equity, respectively. As of September 30, 2011, our balance sheet included goodwill, trade name and other intangibles that represented 43.4%, 7.4% and 13.5% of total assets, respectively.

        Goodwill and trade name are tested for impairment at least annually and as triggering events occur. The test for impairment is performed at the reporting unit level and involves a two-step approach, the first step identifies any potential impairment and the second step measures the amount of the impairment, if applicable. The first test for potential impairment compares the fair value of a reporting unit's goodwill to its carrying amount. If the fair value is less than the carrying amount, the reporting unit's goodwill would be considered impaired and we could be required to take a charge to earnings, which could be material.

        Fair values are determined by using a combination of the market approach and income approach. Our fair value calculations are based on projected financial results that are prepared in connection with our annual budget and forecasting process. The fair value calculations are also based on other assumptions including long-term growth rates and weighted average cost of capital. For 2010, 2009 and 2008, the fair value calculations assumed long-term growth rates of 3%, 3% and 4%, respectively, and weighted average cost of capital ranging from approximately 14% to 18%, 13% to 14%, and 13% to 14%, respectively.

        Due to the expected impact of the economic environment on our clients' business in 2011 and beyond, in the fourth quarter of 2010 we reduced the budgeted volumes from certain of our clients in the CRM reporting unit. As a result, our 2010 annual impairment test for goodwill indicated that the carrying value of our CRM reporting unit exceeded its fair value. Due to similar circumstances, our 2009 annual impairment test for goodwill indicated that the carrying value of our CRM reporting unit exceeded its fair value. Late in 2008, our ARM and Portfolio Management reporting units experienced a significant reduction in the collectability of both customer-placed and purchased accounts receivable resulting from deteriorating economic conditions. Due to the expected impact of the economic environment, we reduced our 2009 budgeted expectations for each of our reporting units. As a result, our 2008 annual impairment test for goodwill and trade name indicated that the carrying values of all of our reporting units exceeded their fair values.

        As a result of the annual impairment testing, we recorded goodwill impairment charges of $57.0 million and $24.8 million in the CRM reporting unit in 2010 and 2009, respectively. We were not required to record any trade name impairment charges in 2010 or 2009. We recorded total goodwill impairment charges of $120.0 million and total trade name impairment charges of $5.0 million across all reporting units in 2008.

        We make significant assumptions to estimate the future revenue and cash flows used to determine the fair value of our reporting units. These assumptions include future growth rates, profitability, discount factors, market comparables, future tax rates, and other factors. Variations in any of these assumptions could result in materially different calculations of impairment amounts. If the expected revenue and cash flows are not realized, additional impairment losses may be recorded in the future.

        We periodically evaluate the net realizable value of identifiable definite-lived intangible assets for impairment, based on the estimated undiscounted future cash flows, whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

        During 2009, we began to reduce our purchases of portfolios of accounts receivable and made a decision to minimize further investments in purchased accounts receivable in the future. This decision resulted primarily from the continuation of the difficult collection environment, the competitive market for portfolio investments, as well as potential regulatory changes affecting the purchased accounts receivable business. As a result of this decision, in 2009 we recorded an impairment charge of $5.3 million for the Portfolio Management reporting unit's customer relationship intangible assets.

Income Taxes

        Deferred tax assets and liabilities are recognized using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. Deferred tax assets are reduced by a valuation allowance, if it is more likely than not that some portion or all of the deferred tax asset will not be realized. Deferred taxes have not been provided on the cumulative undistributed earnings of foreign subsidiaries because such amounts are expected to be reinvested indefinitely.

        In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible or the net operating losses can be utilized. As a result of incurring cumulative losses over the past several years, we have provided for a full valuation allowance of $86.5 million on the total federal and certain state and foreign net deferred tax assets as of December 31, 2010. In addition, a valuation allowance of $24.2 million has been provided on a portion of deferred tax assets relating to certain foreign and state net operating losses and state tax credit carryforwards based on management's assessment that it is more likely than not that such amounts will not be realized. This represents a total increase in the valuation allowance of $42.3 million over the prior year, due primarily to an increase in federal and certain state net deferred tax assets and additional state and foreign net operating losses in 2010. The utilization of net operating loss carryforwards and tax credits is an estimate based on a number of factors beyond our control, including the level of taxable income available from successful operations in the future.

        Our annual provision for income taxes and the determination of the resulting deferred tax assets and liabilities involve a significant amount of judgment and are based on the latest information available at the time. We are subject to audit within the federal, state and international taxing jurisdictions, and these audits can involve complex issues that may require an extended period of time to resolve. We maintain reserves for estimated tax exposures, which are ultimately settled primarily through the settlement of audits within these tax jurisdictions, changes in applicable tax law, or other factors. We believe that an appropriate liability has been established for financial statement purposes; however, actual results may differ from these estimates.

        As of September 30, 2011 and December 31, 2010 and 2009, we had $12.3 million, $11.1 million and $12.7 million, respectively, in reserves for uncertain tax positions, including penalties, that, if recognized, would affect the effective tax rate. We recognize interest related to uncertain tax positions in interest expense. As of September 30, 2011 and December 31, 2010 and 2009, we had approximately $4.8 million, $4.0 million and $4.5 million, respectively, of accrued interest related to uncertain tax positions. We recognize penalties related to uncertain tax positions in the provision for income taxes. As of September 30, 2011, December 31, 2010 and 2009, we had accrued penalties related to uncertain tax positions of $1.3 million, $1.1 million and $1.0 million, respectively.

        We are subject to federal, state and foreign income tax audits from time to time that could result in proposed assessments. We cannot predict with certainty how these audits will be resolved and whether we will be required to make additional tax payments, which may or may not include penalties and interest. As of June 30, 2011, we are no longer subject to federal income tax examinations for years prior to 2006. For most states and foreign countries where we conduct business, we are subject to examination for the preceding three to six years. In certain states and foreign countries, the period could be longer.

Allowance for Doubtful Accounts

        Allowances for doubtful accounts are determined based on estimates of losses related to customer receivable balances. In establishing the appropriate provision for customer receivables balances, we make assumptions with respect to their future collectability. Our assumptions are based on an individual assessment of a customer's credit quality as well as subjective factors and trends, including the aging of receivable balances. Generally, these individual credit assessments occur at regular reviews during the life of the exposure and consider factors such as a customer's ability to meet and sustain their financial commitments, a customer's current financial condition and historical payment patterns. Our level of reserves for our customer accounts receivable fluctuates depending upon all of the factors mentioned above, in addition to any contractual rights that allow us to reduce outstanding receivable balances through the application of future collections. If our estimate is not sufficient to cover actual losses, we would be required to take additional charges to our earnings.

Results of Operations

Nine Months Ended September 30, 2011 Compared to Nine Months Ended September 30, 2010

  Revenue. (Dollars in thousands):

	For the Nine Months Ended September 30,
	2011	% of Revenue	2010	% of Revenue	$ Change	% Change
ARM	$916,023	79.7%	$977,483	82.4%	$(61,460)	(6.3)%
CRM	234,857	20.3%	208,568	17.6%	26,289	12.6%

Total	$1,150,880	100.0%	$1,186,051	100.0%	$(35,171)	(3.0)%

        The decrease in ARM's revenue was primarily attributable to lower volumes in the first-party and third-party collections business during 2011, attributable to the impact of the economy on our clients' business. ARM's revenue for the nine months ended September 30, 2011 and 2010 included $247.6 million and $257.7 million, respectively, of reimbursable costs and fees (discussed in more detail below). ARM's revenue for the nine months ended September 30, 2011 and 2010 also included net impairments of $4.3 million and net recoveries of impairments of $2.1 million, respectively, related to the portfolios of purchased accounts receivable that were not sold.

        The increase in CRM's revenue was primarily due to the acquisition of Protocol in May 2011, which contributed $23.0 million of revenue, as well as increased client volume related to the implementation of new contracts during 2011, partially offset by lower volumes from certain existing clients attributable to the impact of the economy on the clients' business.

  Payroll and related expenses. (Dollars in thousands):

	For the Nine Months Ended September 30,
	2011	% of Revenue	2010	% of Revenue	$ Change	% Change
ARM	$339,315	37.0%	$363,684	37.2%	$(24,369)	(6.7)%
CRM	174,147	74.1%	158,054	75.8%	16,093	10.2%

Total	$513,462	44.6%	$521,738	44.0%	$(8,276)	(1.6)%

        The slight decrease in ARM's payroll and related expenses as a percentage of revenue was primarily due to cost saving initiatives, including off-shoring of back-office functions and ongoing restructuring.

        The slight decrease in CRM's payroll and related expenses as a percentage of revenue was primarily a result of cost savings initiatives and moving new business to offshore locations with a lower cost structure, as well as leveraging its infrastructure over the higher revenue base.

  Selling, general and administrative expenses. (Dollars in thousands):

	For the Nine Months Ended September 30,
	2011	% of Revenue	2010	% of Revenue	$ Change	% Change
ARM	$242,186	26.4%	$263,826	27.0%	$(21,640)	(8.2)%
CRM	45,720	19.5%	42,250	20.3%	3,470	8.2%

Total	$287,906	25.0%	$306,076	25.8%	$(18,170)	(5.9)%

        The slight decrease in CRM's selling, general and administrative expenses as a percentage of revenue was primarily attributable to leveraging its infrastructure over the higher revenue base and to cost saving initiatives, including ongoing restructuring of facilities.

        Reimbursable costs and fees.    Reimbursable costs and fees consist of court costs, legal fees and repossession fees, representing out-of-pocket expenses that are reimbursed by our clients. Reimbursable costs and fees of $247.6 million and $257.7 million for the nine months ended September 30, 2011 and 2010, respectively, are recorded as both revenue and operating expenses on the statement of operations.

        Restructuring charges.    During the nine months ended September 30, 2011, we incurred restructuring charges of $23.5 million, related to streamlining the cost structure of the Company's operations. The charges consisted primarily of costs associated with the closing of redundant facilities, severance and professional fees. This compares to $12.7 million of restructuring charges for the nine months ended September 30, 2010. The severance accrual recorded for the nine months ended September 30, 2011, included approximately $3.4 million related to termination benefits provided to our former President and Chief Executive Officer, who remains as our Chairman of the Board of Directors.

        Depreciation and amortization.    Depreciation and amortization decreased to $77.5 million for the nine months ended September 30, 2011, from $82.3 million for the nine months ended September 30, 2010. The decrease was primarily attributable to lower depreciation resulting from more assets becoming fully depreciated.

        Other income (expense).    Interest expense decreased to $64.8 million for the nine months ended September 30, 2011, from $67.9 million for the nine months ended September 30, 2010. Interest expense for the nine months ended September 30, 2011 and 2010 included $616,000 and $5.9 million, respectively, of net losses from interest rate swap agreements. Other income (expense), net for the nine months ended September 30, 2011 and 2010 included approximately $930,000 of net losses and $1.1 million of net gains, respectively, resulting from foreign exchange contracts.

        Income tax expense.    For the nine months ended September 30, 2011, we recorded income tax expense from continuing operations of $7.4 million on a pre-tax loss of $64.4 million, or an effective income tax rate of (11.4) percent. For the nine months ended September 30, 2010, we recorded income tax expense from continuing operations of $6.8 million on a pre-tax loss of $59.3 million, or an effective income tax rate of (11.5) percent. The change in the effective income tax rate was due primarily to the recognition of a valuation allowance on certain domestic net deferred tax assets and income tax expense to be paid in state and foreign jurisdictions.

Comparison of Fiscal Years Ended December 31, 2010, 2009 and 2008

        The following table sets forth selected historical statement of operations data (Dollars in thousands):

	For the Years Ended December 31,
	2010		2009		2008
	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue
Revenues	$1,229,464	78.2%	$1,402,735	91.7%	$1,468,580	98.3%
Reimbursable costs and fees	343,101	21.8%	126,992	8.3%	25,792	1.7%

Total revenues	1,572,565	100.0%	1,529,727	100.0%	1,494,372	100.0%

Operating costs and expenses:
Payroll and related expenses	692,919	44.1%	767,251	50.2%	825,648	55.3%
Selling, general and administrative expenses	406,905	25.9%	468,125	30.6%	483,901	32.4%
Reimbursable costs and fees	343,101	21.8%	126,992	8.3%	25,792	1.7%
Depreciation and amortization expense	108,743	6.9%	117,211	7.7%	118,489	7.9%
Impairment of intangible assets	57,015	3.6%	24,754	1.6%	125,028	8.4%
Restructuring charges	17,068	1.1%	10,009	0.7%	11,600	0.8%

(Loss) income from continuing operations	(53,186)	(3.4)%	15,385	1.0%	(96,086)	(6.4)%
Other expense	84,758	5.4%	89,117	5.8%	111,114	7.4%
Income tax expense (benefit)	6,630	0.4%	(1,562)	(0.1)%	(72,283)	(4.8)%

Net loss from continuing operations	(144,574)	(9.2)%	(72,170)	(4.7)%	(134,917)	(9.0)%
Net loss from discontinued operations	(11,139)	(0.7)%	(15,972)	(1.0)%	(220,439)	(14.8)%

Net loss	(155,713)	(9.9)%	(88,142)	(5.8)%	(355,356)	(23.8)%
Less: Net loss attributable to noncontrolling interests	(713)	0.0%	(3,921)	(0.3)%	(18,250)	(1.2)%

Net loss attributable to NCO Group, Inc.	$(155,000)	(9.9)%	$(84,221)	(5.5)%	$(337,106)	(22.6)%

Year ended December 31, 2010 Compared to Year ended December 31, 2009

        Revenue.    Revenue increased $42.8 million, or 2.8 percent, to $1,572.5 million for 2010, from $1,529.7 million in 2009.

  Revenue by segment (Dollars in thousands):

	For the Year Ended December 31,
	2010	% of Revenue	2009	% of Revenue	$ Change	% Change
ARM	$1,292,213	82.2%	$1,200,346	78.4%	$91,867	7.7%
CRM	280,352	17.8%	334,492	21.9%	(54,140)	(16.2)%
Eliminations	—	—	(5,111)	(0.3)%	5,111	(100.0)%

Total	$1,572,565	100.0%	$1,529,727	100.0%	$42,838	2.8%

        CRM's revenue for 2009 included $5.1 million of intercompany revenue earned on services performed for ARM, which was eliminated upon consolidation. CRM did not perform services for ARM in 2010.

        ARM's revenue for 2010 and 2009 included $343.1 million and $127.0 million of reimbursable costs and fees (discussed in more detail below), which resulted in a $216.1 million increase in ARM's revenue in 2010. This increase was partially offset by decreases primarily attributable to lower volumes and the weaker third-party collection environment during 2010 and a $43.9 million decrease resulting from the sale of our print and mail business in October 2009.

        The decrease in CRM's revenue was primarily due to lower volumes from certain existing clients attributable to the impact of the economy on the clients' business, partially offset by increased client volumes related to the implementation of new contracts during 2010.

        Payroll and related expenses.    Payroll and related expenses decreased $74.3 million to $692.9 million in 2010, from $767.2 million in 2009, and decreased as a percentage of revenue to 44.1 percent from 50.2 percent.

  Payroll and related expenses by segment (Dollars in thousands):

	For the Year Ended December 31,
	2010	% of Revenue	2009	% of Revenue	$ Change	% Change
ARM	$480,091	37.2%	$533,526	44.4%	$(53,435)	(10.0)%
CRM	212,828	75.9%	238,836	71.4%	(26,008)	(10.9)%
Eliminations	—	—	(5,111)	100.0%	5,111	(100.0)%

Total	$692,919	44.1%	$767,251	50.2%	$(74,332)	(9.7)%

        The decrease in ARM's payroll and related expenses as a percentage of revenue was primarily due to the higher revenue base, which was attributable to the increase in reimbursable costs and fees. Included in ARM's payroll and related expenses for 2009 was $5.1 million of intercompany expense to CRM, for services provided to ARM.

        The increase in CRM's payroll and related expenses as a percentage of revenue was primarily a result of leveraging its infrastructure over the lower revenue base.

        Selling, general and administrative expenses.    Selling, general and administrative expenses decreased $61.2 million to $406.9 million in 2010, from $468.1 million in 2009, and decreased as a percentage of revenue to 25.9 percent from 30.6 percent.

        Selling, general and administrative expenses by segment (Dollars in thousands):

	For the Year Ended December 31,
	2010	% of Revenue	2009	% of Revenue	$ Change	% Change
ARM	$349,886	27.1%	$408,233	34.0%	$(58,347)	(14.3)%
CRM	57,019	20.3%	59,892	17.9%	(2,873)	(4.8)%

Total	$406,905	25.9%	$468,125	30.6%	$(61,220)	(13.1)%

        The decrease in ARM's selling, general and administrative expenses as a percentage of revenue was primarily due to the higher revenue base, which was attributable to the increase in reimbursable costs and fees, as well as cost saving initiatives and the sale of the print and mail business, which had a higher selling, general and administrative expense cost structure.

        The increase in CRM's selling, general and administrative expenses as a percentage of revenue was primarily attributable to leveraging its infrastructure over the lower revenue base.

        Reimbursable costs and fees.    Reimbursable costs and fees consist of court costs, legal fees and repossession fees, representing out-of-pocket expenses that are reimbursed by the Company's clients. Reimbursable costs and fees are recorded as both revenue and operating expenses on the statement of operations. The increase in reimbursable costs and fees was due to the acquisition of TDM in August 2009.

        Depreciation and amortization.    Depreciation and amortization decreased to $108.7 million in 2010, from $117.2 million in 2009. This decrease was primarily attributable to lower depreciation expense resulting from more assets becoming fully depreciated, as well as lower amortization of customer relationships and other intangible assets due to certain intangible assets becoming fully amortized during 2010.

        Impairment of intangible assets.    During the fourth quarter of 2010, the Company recorded goodwill impairment charges of $57.0 million in the CRM segment. During the fourth quarter of 2009, the Company recorded goodwill impairment charges of $24.8 million in the CRM segment.

        Restructuring charges.    We incurred restructuring charges of $17.1 million in 2010, which related to streamlining the cost structure of our operations. The charges consisted primarily of costs associated with the closing of redundant facilities and severance costs. This compares to $10.0 million of restructuring charges in 2009, which also related to the streamlining of our cost structure.

        Other income (expense).    Interest expense decreased to $90.4 million for 2010, from $97.4 million for 2009. Interest expense for 2010 included $7.1 million of losses, compared to $14.2 million of losses in 2009, from interest rate swap agreements. The remaining decrease in interest expense was primarily due to lower debt balances during 2010. Other income (expense), net for 2010 and 2009 included approximately $1.2 million and $7.0 million, respectively, of net gains resulting from the settlement of certain foreign exchange contracts. Other income (expense) for 2009 also included a $5.0 million loss from writing down one of our notes receivable and a $4.4 million gain on sale of our print and mail business.

        Income tax expense (benefit).    For 2010, we recorded income tax expense of $6.6 million on a pre-tax loss of $137.9 million, or an effective income tax rate of (4.8) percent. For 2009, we recorded an income tax benefit of $1.6 million on a pre-tax loss of $73.7 million, or an effective income tax rate of 2.1 percent. The change in the effective income tax rate was due primarily to the recognition of a valuation allowance on certain domestic net deferred tax assets, and income tax expense to be paid in state and foreign jurisdictions.

Year ended December 31, 2009 Compared to Year ended December 31, 2008

        Revenue.    Revenue increased $35.3 million, or 2.4 percent, to $1,529.7 million for 2009, from $1,494.4 million in 2008.

  Revenue by segment (Dollars in thousands):

	For the Year Ended December 31,
	2009	% of Revenue	2008	% of Revenue	$ Change	% Change
ARM	$1,200,346	78.4%	$1,136,170	76.0%	$64,176	5.6%
CRM	334,492	21.9%	361,096	24.2%	(26,604)	(7.4)%
Eliminations	(5,111)	(0.3)%	(2,894)	(0.2)%	(2,217)	(76.6)%

Total	$1,529,727	100.0%	$1,494,372	100.0%	$35,355	2.4%

        CRM's revenue for 2009 and 2008 included $5.1 million and $2.9 million, respectively, of intercompany revenue earned on services performed for ARM, which was eliminated upon consolidation.

        The increase in ARM's revenue was primarily attributable to increased volume from new and existing clients in both first-party (early stage) and contingent collections as well as a full year of revenue from the OSI acquisition completed on February 29, 2008. This increase was offset in part by the weaker collection environment during 2009.

        The decrease in CRM's revenue was primarily due to lower volumes from certain existing clients attributable to the impact of the economy on the clients' business, partially offset by increased client volumes related to the implementation of new contracts during 2008 and 2009.

        Payroll and related expenses.    Payroll and related expenses decreased $58.4 million to $767.2 million in 2009, from $825.6 million in 2008, and decreased as a percentage of revenue to 50.2 percent from 55.3 percent.

  Payroll and related expenses by segment (Dollars in thousands):

	For the Year Ended December 31,
	2009	% of Revenue	2008	% of Revenue	$ Change	% Change
ARM	$533,526	44.4%	$571,647	50.3%	$(38,121)	(6.7)%
CRM	238,836	71.4%	256,895	71.1%	(18,059)	(7.0)%
Eliminations	(5,111)	100.0%	(2,894)	100.0%	(2,217)	76.6%

Total	$767,251	50.2%	$825,648	55.3%	$(58,397)	(7.1)%

        The decrease in ARM's payroll and related expenses as a percentage of revenue was primarily due to the integration efforts following the acquisition of OSI on February 29, 2008, as well as the deployment of additional staff in off-shore locations where labor costs are lower. Included in ARM's payroll and related expenses was $5.1 million of intercompany expense to CRM, for services provided to ARM.

        CRM's payroll and related expenses remained relatively flat as a percentage of revenue, despite the decrease in revenue, primarily as a result of our continuing deployment of additional staff in off-shore locations where labor costs are lower.

        Selling, general and administrative expenses.    Selling, general and administrative expenses decreased $15.8 million to $468.1 million in 2009, from $483.9 million in 2008, and decreased as a percentage of revenue to 30.6 percent from 32.4 percent.

  Selling, general and administrative expenses by segment (Dollars in thousands):

	For the Year Ended December 31,
	2009	% of Revenue	2008	% of Revenue	$ Change	% Change
ARM	$408,233	34.0%	$422,178	37.2%	$(13,945)	(3.3)%
CRM	59,892	17.9%	61,723	17.1%	(1,831)	(3.0)%

Total	$468,125	30.6%	$483,901	32.4%	$(15,776)	(3.3)%

        The decrease in ARM's selling, general and administrative expenses as a percentage of revenue was primarily attributable to the effective management of expenses and integration efforts following the OSI acquisition.

        The increase in CRM's selling, general and administrative expenses as a percentage of revenue was primarily attributable to increasing capacity due to anticipated higher client volumes, in advance of the offsetting revenue generation.

        Reimbursable costs and fees.    Reimbursable costs and fees consist of court costs, legal fees and repossession fees, representing out-of-pocket expenses that are reimbursed by the Company's clients. Reimbursable costs and fees are recorded as both revenue and operating expenses on the statement of operations. The increase in reimbursable costs and fees was due to the acquisition of TDM in August 2009.

        Depreciation and amortization.    Depreciation and amortization decreased to $117.2 million in 2009, from $118.5 million in 2008. This decrease was primarily attributable to lower depreciation expense resulting from a lower level of property and equipment, offset partially by higher amortization of customer relationships and other intangible assets following the OSI acquisition in February 2008.

        Impairment of intangible assets.    During the fourth quarter of 2009, the Company recorded goodwill impairment charges of $24.8 million in the CRM segment.

        Restructuring charges.    We incurred restructuring charges of $10.0 million in 2009, which related to restructuring of our legacy operations to streamline our cost structure. The charges consisted primarily of severance costs. This compares to $11.6 million of restructuring charges in 2008, which primarily related to the OSI acquisition.

        Other income (expense).    Interest expense increased to $97.4 million for 2009, from $95.6 million for 2008. Interest expense for 2009 included $14.2 million of losses, compared to $4.3 million of losses in 2008, from interest rate swap agreements. This was offset partially by lower interest expense under our amended senior credit facility in 2009, due to a lower level of debt resulting from debt repayments during 2009. Other income (expense), net for 2009 and 2008 included approximately $7.0 million of net gains and $16.8 million of net losses, respectively, resulting from the settlement of certain foreign exchange contracts. Other income (expense) for 2009 also included a $5.0 million loss from writing down one of our notes receivable and a $4.4 million gain on sale of our print and mail business.

        Income tax benefit.    For 2009, the effective income tax rate decreased to 2.1 percent from 34.9 percent for 2008, due primarily to the recognition of a valuation allowance on certain domestic net deferred tax assets.

Liquidity and Capital Resources

        Our primary sources of cash are cash flows from operations, bank borrowings, and equity and debt offerings. Cash has been used for acquisitions, repayments of bank borrowings, purchases of equipment, and working capital to support our growth.

        The cash flow from our contingency collection business is dependent upon our ability to collect from consumers and businesses. Many factors, including the economy and our ability to hire and retain qualified collectors and managers, are essential to our ability to generate cash flows. The cash flows from our first-party collections and our CRM businesses are dependent upon the volume of business that our clients place with us. Fluctuations in these factors that cause a negative impact on our business could have a material impact on our expected future cash flows.

        The capital and credit markets have experienced significant volatility in the recent past and if this continues, it is possible that our ability to access the capital and credit markets may be limited. Our senior notes and senior subordinated notes are assigned ratings by certain rating agencies. Changes in our business environment, operating results, cash flows, or financial position could impact the ratings assigned by these rating agencies. Significant changes in assigned ratings could also significantly affect the costs of borrowing, which could have a material impact on our financial condition and results of operations.

        We have a senior credit facility, referred to as the Credit Facility, that consists of a term loan ($460.2 million outstanding as of September 30, 2011) and a revolving credit facility ($30.0 million outstanding as of September 30, 2011). Additionally, we have $165.0 million of floating rate senior notes and $200.0 million 11.875 percent senior subordinated notes. As a result, we are significantly leveraged.

        Borrowings under the Credit Facility are collateralized by substantially all of our assets. The Credit Facility contains certain financial and other covenants such as maintaining a maximum leverage ratio and a minimum interest coverage ratio, and includes restrictions on, among other things, acquisitions, the incurrence of additional debt, investments, investments in purchased accounts receivable, disposition of assets, liens and dividends and other distributions. At September 30, 2011, our leverage ratio (calculated in accordance with the methodology outlined in the Credit Facility) was 5.55x, compared to the covenant maximum of 6.50x, and our interest coverage ratio (calculated in accordance with the methodology outlined in the Credit Facility) was 1.99x, compared to the covenant minimum of 1.70x. We were in compliance with all required financial covenants under our senior credit facility and we were not aware of any events of default as of September 30, 2011.

        Due to the expected impact of the economic environment on our clients' business, and the resulting expected impact of that on our 2011 results, as well as financial covenant ratio adjustments required under the Credit Facility in 2011, we became uncertain of our ability to remain in compliance with the financial covenants through 2011. Therefore, on March 25, 2011, we amended the Credit Facility to, among other things, adjust certain financial covenants, including increasing certain maximum leverage ratios and decreasing certain minimum interest coverage ratios, extend the maturity date of the revolving credit facility from November 15, 2011 to December 31, 2012 and reduce the maximum borrowing capacity to $75.0 million through November 15, 2011 and $67.5 million thereafter, and permit us to sell all or a portion of our portfolios of accounts receivable. We believe we will be able to maintain compliance with such covenants in 2011. Our ability to maintain compliance with our covenants will be highly dependent on our results of operations and, to the extent necessary, our ability to implement remedial measures such as further reductions in operating costs. If we were to enter into an agreement with our lenders for future covenant compliance relief, such relief could result in additional fees and higher interest expense.

        The economic and business climate in 2011 continued to be very difficult and there is uncertainty as to whether the economic and business climate in 2012 will improve. In addition, other factors, such as the loss of a significant client or reduced client volumes, may impact our ability to meet our debt covenants in the future. Therefore, no assurance can be given that we will be able to maintain compliance with our financial covenants in future periods.

        If an event of default, such as failure to comply with covenants, were to occur under the Credit Facility and we were not able to obtain an amendment or waiver from the lenders, we would not be able to borrow under the revolving credit facility and the lenders would be entitled to declare all amounts outstanding under the Credit Facility immediately due and payable and foreclose on the pledged assets. In addition, the acceleration of the amounts due under the Credit Facility could be an event of default under our Senior Notes and Senior Subordinated Notes and entitle the holders to accelerate the payment of these obligations. Under these circumstances, the acceleration of the payment of our debt would have a material adverse effect on our business.

        Our Credit Facility, as amended, does not give us the ability to use available excess cash flow to repurchase our senior notes and senior subordinated notes. However, our Credit Facility, as amended, permits us to repurchase our senior notes and senior subordinated notes out of the net cash proceeds of new equity issuances. We are aware that our senior notes and senior subordinated notes from time to time may trade at substantial discounts to their face amounts. We or our stockholders may from time to time seek to retire or purchase our outstanding notes through cash purchases and/or exchanges for equity securities, in open market purchases, privately negotiated transactions or otherwise. Our stockholders who acquire such notes may seek to contribute them to us, for retirement, in exchange for the issuance of additional equity. The amounts involved may be material.

        Cash Flows from Operating Activities.    Cash provided by operating activities of continuing operations was $36.1 million for the nine months ended September 30, 2011, compared to cash provided by operating activities of continuing operations of $52.6 million for the nine months ended September 30, 2010. The change was primarily attributable to the changes in working capital due to the timing of payments of operating items.

        Cash provided by operating activities of continuing operations was $44.1 million in 2010, compared to $89.2 million in 2009. The decrease in cash provided by operating activities of continuing operations was primarily attributable to lower operating results for 2010, as well as a decrease in accounts receivable, trade of $5.6 million for 2010 compared to $43.9 million for 2009, resulting from the collection of a large outstanding receivable balance during 2009.

        Cash provided by operating activities of continuing operations was $89.2 million in 2009, compared to $60.9 million in 2008. The increase in cash provided by operating activities of continuing operations was primarily attributable to a decrease in accounts receivable, trade of $43.9 million for 2009, compared to a decrease of $11.8 million in the prior year, resulting from the collection of a large outstanding receivable balance during 2009, offset partially by decreases in accounts payable and accrued expenses and income taxes payable.

        Cash Flows from Investing Activities.    Cash used in investing activities of continuing operations was $35.3 million for the nine months ended September 30, 2011, compared to cash used in investing activities of continuing operations of $13.1 million for the nine months ended September 30, 2010. The change was primarily attributable to $20.8 million of cash paid to acquire Protocol.

        Cash used in investing activities of continuing operations was $8.8 million in 2010 compared to $409,000 in 2009. The increase in cash used in investing activities of continuing operations was primarily attributable to $1.6 million of cash paid for the Health Blueprints, Inc. acquisition in 2010, compared to $20.0 million of cash received from the sale of our print and mail business in 2009. This was offset partially by lower purchases of property and equipment in 2010 as compared to 2009.

        Cash used in investing activities of continuing operations was $409,000 in 2009 compared to $416.0 million in 2008. The decrease in cash used in investing activities of continuing operations was primarily attributable to cash paid for acquisitions and acquisition-related costs of $349.4 million in 2008 primarily incurred in connection with the acquisition of OSI on February 29, 2008, as well as lower purchases of accounts receivable in 2009 and $20.0 million of cash received from the sale of our print and mail business in 2009.

        Cash Flows from Financing Activities.    Cash used in financing activities of continuing operations was $30.7 million for the nine months ended September 30, 2011, compared to cash used in financing activities of continuing operations of $64.2 million for the nine months ended September 30, 2010. The change was due primarily to lower net repayments under our senior credit facility during the nine months ended September 30, 2011, primarily due to borrowings for the acquisition of Protocol.

        Cash used in financing activities of continuing operations was $59.6 million in 2010, compared to $82.3 million in 2009. The decrease in cash used in financing activities of continuing operations resulted primarily from lower repayments of borrowings under the Credit Facility.

        Cash used in financing activities of continuing operations was $82.3 million in 2009, compared to cash provided by financing activities of continuing operations of $359.1 million in 2008. The change in financing activities of continuing operations resulted from the additional borrowings of $139.0 million under our Credit Facility and the issuance of $210.0 million of stock, both of which were used primarily to fund the OSI acquisition in 2008. Also contributing to the change was a total of $103.8 million of net repayments of borrowings under the Credit Facility in 2009, compared to total net borrowings of $23.8 million in 2008. During 2008, we paid $17.5 million to JPM in connection with the acquisition of SST, which was deemed to be a cash dividend for accounting purposes.

        Senior Credit Facility.    Our Credit Facility, as amended on March 25, 2011, is with a syndicate of financial institutions and consists of a term loan and a revolving credit facility. We are required to make quarterly principal repayments of $1.5 million on the term loan until its maturity in May 2013, at which time its remaining balance outstanding is due. We are also required to make quarterly prepayments of 75 percent of the excess cash flow from our purchased accounts receivable, and annual prepayments of 75 percent or 50 percent of our excess annual cash flow, based on our leverage ratio, less the amounts paid during the year from the purchased accounts receivable excess cash flow prepayments. The revolving credit facility requires no minimum principal payments until its maturity in December 2012. At September 30, 2011, the balance outstanding on the term loan was $460.2 million and the balance outstanding on the revolving credit facility was $30.0 million. The availability of the revolving credit facility is reduced by any unused letters of credit ($6.8 million at

September 30, 2011). As of September 30, 2011, we had $38.2 million of remaining availability under the revolving credit facility.

        All borrowings bear interest at an annual variable rate, based on either the prime rate (3.25 percent at September 30, 2011), the federal funds rate (0.68 percent at September 30, 2011), or LIBOR (0.22 percent 30-day LIBOR at September 30, 2011) plus an applicable margin, which is based on the type of rate and our funded debt to EBITDA ratio, as defined in the loan agreement, subject to certain interest rate minimum requirements. We are charged a quarterly commitment fee on the unused portion of the revolving credit facility at an annual rate of 0.75 percent. For the years ended December 31, 2010 and 2009, the effective interest rate on the Credit Facility was approximately 9.23 percent and 8.61 percent, respectively. For the nine months ended September 30, 2011 and 2010, the effective interest rate on the senior credit facility was 8.08 percent and 9.21 percent, respectively.

        Senior Notes and Senior Subordinated Notes.    We have $165.0 million of floating rate senior notes due 2013 ("Senior Notes") and $200.0 million of 11.875 percent senior subordinated notes due 2014 ("Senior Subordinated Notes") (collectively, "the Notes"). The Notes are guaranteed, jointly and severally, on a senior basis with respect to the Senior Notes and on a senior subordinated basis with respect to the Senior Subordinated Notes, in each case by all of our existing and future domestic restricted subsidiaries (other than certain subsidiaries and joint ventures engaged in financing the purchase of delinquent accounts receivable portfolios and certain immaterial subsidiaries).

        The Senior Notes are unsecured senior obligations and are senior in right of payment to all existing and future senior subordinated indebtedness, including the Senior Subordinated Notes, and all future subordinated indebtedness. The Senior Notes bear interest at an annual rate equal to the London Interbank Offered Rate, referred to as LIBOR, plus 4.875 percent, reset quarterly. We may redeem the Senior Notes, in whole or in part, at varying redemption prices depending on the redemption date, plus accrued and unpaid interest.

        The Senior Subordinated Notes are unsecured senior subordinated obligations and are subordinated in right of payment to all existing and future senior indebtedness, including the Senior Notes and borrowings under the Credit Facility. We may redeem the Senior Subordinated Notes, in whole or in part, at any time on or after November 15, 2010 at varying redemption prices depending on the redemption date, plus accrued and unpaid interest.

        The indentures governing the Notes contain a number of covenants that limit our and our restricted subsidiaries' ability, among other things, to: incur additional indebtedness and issue certain preferred stock, pay certain dividends, acquire shares of capital stock, make payments on subordinated debt or make investments, place limitations on distributions from restricted subsidiaries, issue or sell stock of restricted subsidiaries, guarantee indebtedness, sell or exchange assets, enter into transactions with affiliates, create certain liens, engage in unrelated businesses, and consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis. In addition, upon a change of control, we are required to offer to repurchase all of the Notes then outstanding, at a purchase price equal to 101 percent of their principal amount, plus any accrued interest to the date of repurchase.

        Upon certain events of default, the trustee or the holders of at least 25 percent in the aggregate principal amount of the notes, then outstanding, may, and the trustee at the request of the holders will, declare the principal of, premium, if any, and accrued interest on the notes to be immediately due and payable. In the event a court enters a decree or order for relief against us in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, the court appoints a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official or for all or substantially all of our property and assets or the winding up or liquidation of our affairs and, in each case, such decree or order remains unstayed and in effect for a period of 60 consecutive days, the principal of, premium, if any, and accrued interest on the notes then outstanding will automatically become and be immediately due and payable. Additionally, if we or any subsidiary guarantor commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official or for all or substantially all of our property and assets or substantially all of the property and assets of a significant subsidiary (as defined in the indentures) or effect any general assignment for the benefit of creditors, the principal of, premium, if any, and accrued interest on the notes then outstanding will automatically become and be immediately due and payable.

Contractual Obligations

        The following summarizes our contractual obligations as of December 31, 2010 (Dollars in thousands). For a detailed discussion of these contractual obligations, see notes 12, 13 and 19 in our Notes to Consolidated Financial Statements.

	Payments Due by Period(1)
	Total	Less than 1 Year	1 to 3 Years	3 to 5 Years	More than 5 Years
Credit Facility	$517,220	$20,014	$497,206	$—	$—
Existing Notes	365,000	—	165,000	200,000	—
Capital leases	4,709	922	857	1,135	1,795
Other long-term debt	646	536	110	—	—
Estimated interest payments(2)	207,619	71,222	115,215	21,182	—
Operating leases(3)	167,322	44,826	70,306	35,523	16,667
Purchase commitments	17,117	9,725	7,392	—	—
Other	2,378	1,252	777	349	—

Total contractual obligations	$1,282,011	$148,497	$856,863	$258,189	$18,462

(1)
Does not include deferred income taxes since the timing of payment is not certain (see note 14 in our Notes to Consolidated Financial Statements). Payments of debt assume no prepayments.

(2)
Represents estimated future interest expense based on applicable rates, including minimum rates as defined in our amended senior credit facility.

(3)
Does not include the leases from our former Fort Washington locations (see note 19 in our Notes to Consolidated Financial Statements).

        Because their future cash outflows are uncertain, noncurrent liabilities for income tax contingencies are excluded from the table above. At December 31, 2010, we had approximately $11.1 million in reserves for uncertain tax positions and an accrual for related interest expense of $4.0 million. Currently, we do not estimate a cash settlement with the applicable taxing authority will occur within 12 months for the majority of these unrecognized tax benefits.

Off-Balance Sheet Arrangements

        We do not have any off-balance sheet arrangements as defined by Regulation S-K 303(a)(4) of the Securities Exchange Act of 1934.

Market Risk

        We are exposed to various types of market risk in the normal course of business, including the impact of interest rate changes, foreign currency exchange rate fluctuations, changes in corporate tax rates, and inflation. We employ risk management strategies that may include the use of derivatives, such as interest rate swap agreements, interest rate cap agreements, and foreign currency forwards and options to manage these exposures. We do not enter into derivatives for trading purposes.

        Foreign Currency Risk.    Foreign currency exposures arise from transactions denominated in a currency other than the functional currency and from foreign denominated revenue and profit translated into U.S. dollars. The primary currencies to which we are exposed include the Canadian dollar, the Philippine peso, the British pound and the Australian dollar. Due to the size of the Philippine operations, we currently use forward exchange contracts to limit potential losses in earnings or cash flows from adverse foreign currency exchange rate movements. These contracts are entered into to protect against the risk that the eventual cash flows resulting from such contracts will be adversely affected by changes in exchange rates. Our objective is to maintain economically balanced currency risk management strategies that provide adequate downside protection.

        Interest Rate Risk.    At September 30, 2011, we had $655.2 million in outstanding variable rate borrowings. A material change in interest rates could adversely affect our operating results and cash flows. A 25 basis-point increase in interest rates could increase our annual interest expense by $125,000 for each $50 million of variable debt outstanding for the entire year. From time to time, we use interest rate swap agreements to limit potential losses from adverse interest rate changes. Our interest rate swap agreements minimize the impact of LIBOR fluctuations on the interest payments on our floating rate debt. We are required to pay the counterparties quarterly interest payments at a weighted average fixed rate, and we receive from the counterparties variable quarterly interest payments based on LIBOR.

Impact of Recently Issued and Proposed Accounting Guidance

        In June 2009, the FASB issued authoritative guidance for transfers of financial assets. This guidance removes the concept of qualifying special-purpose entities and eliminates the exception from applying guidance related to consolidating of variable interest entities to qualifying special-purpose entities. This guidance requires additional disclosures in order to provide greater transparency about transfers of financial assets and a transferor's continuing involvement with transferred financial assets. This guidance was effective for us on January 1, 2010, and it did not have a material impact on our financial condition or results of operations.

        In June 2009, the FASB issued amended guidance for consolidation of variable interest entities. This guidance amends previous guidance to require companies to perform an analysis to determine if their variable interest gives them a controlling financial interest in the variable interest entity, and requires ongoing reassessments of who is the primary beneficiary of a variable interest entity. This guidance also requires enhanced disclosures of information about involvement in a variable interest entity. This guidance was effective for us on January 1, 2010, and it did not have a material impact on our financial condition or results of operations.

        In October 2009, the FASB issued amended guidance for revenue recognition related to multiple-deliverable revenue arrangements. This guidance, among other things, creates a hierarchy for determining the selling price of a deliverable, which will now include an estimated selling price if neither vendor-specific objective evidence nor third-party evidence exist. This may result in more instances of separating consideration in multiple-deliverable arrangements. Disclosures related to multiple-deliverable revenue arrangements have also been expanded. This guidance was effective for us for revenue arrangements entered into or materially modified on or after January 1, 2011, and it will not have a material impact on our financial condition or results of operations.

        In January 2010, the FASB issued amended guidance for disclosures about fair value measurements, which requires new disclosures regarding transfers in and out of Level 1 and 2 measurements and requires additional disclosures regarding activity in Level 3 measurements. This guidance also clarifies existing fair value disclosures regarding the level of disaggregation and the input and valuation techniques used to measure fair value. We adopted this guidance on January 1, 2010, except for the requirement for additional disclosures of Level 3 activity which is effective on January 1, 2011, and it did not have a material impact on our financial condition or results of operations.

        In April 2010, the FASB issued amended guidance for loan modifications when the loan is part of a pool that is accounted for as a single asset. This guidance clarifies that modifications of loans that are accounted for within a pool, which have evidence of credit deterioration upon acquisition, do not result in the removal of those loans from the pool even if the modification would otherwise be considered a troubled debt restructuring. An entity will continue to be required to consider whether the pool of assets in which the loan is included is impaired if expected cash flows for the pool change. The amended guidance was effective for us for loan modifications made in or after the third quarter of 2010. We adopted this guidance and it did not have a material impact on our results of operations or financial position.

        In July 2010, the FASB issued amended guidance for disclosures about financing receivables and allowances for credit losses. The guidance requires further disaggregated disclosures that improve financial statement users' understanding of (1) the nature of an entity's credit risk associated with its financing receivables and (2) the entity's assessment of that risk in estimating its allowance for credit losses as well as changes in the allowance and the reasons for those changes. The new disclosure requirements are effective for us for the annual reporting period ending December 31, 2010. Certain disclosures related to allowance and modification activities will be effective for us for reporting periods beginning January 1, 2011. We do not expect the adoption of this guidance to have a material impact on our financial condition or results of operations.

        In December 2010, the FASB issued amended guidance for business combinations, specifically related to disclosures of supplementary pro forma information. The amended guidance specifies that if comparative financial statements are presented, then revenue and earnings of the combined entity should be disclosed as though the business combination, which occurred during the current year, had occurred as of the beginning of the comparable prior annual reporting period only. The amended guidance also expands the supplemental pro forma information disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination. We adopted this guidance on January 1, 2011, and it did not have a material impact on us since it is for disclosure purposes only.

        In December 2010, the FASB issued amended guidance for goodwill and other intangible assets, specifically related to when to perform step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts. Under the amended guidance, if a reporting unit's carrying amount is zero or negative, then step 2 of the goodwill impairment test is required to be performed if it is more likely than not that a goodwill impairment exists. The amended guidance is effective for us on January 1, 2011. We are reviewing the guidance to assess the impact of adoption.

 Report of Independent Registered Public Accounting Firm

To The Board of Directors and Stockholders of
NCO Group, Inc:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity, and cash flows present fairly, in all material respects, the financial position of NCO Group, Inc and its subsidiaries at December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
March 31, 2011, except for the impact of presenting Portfolio Management as a discontinued operation which is as of December 5, 2011

NCO GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except per share amounts)

	December 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents (includes cash and cash equivalents of consolidated variable interest entities: 2010, $357; 2009, $982)	$33,077	$39,221
Accounts receivable, trade, net of allowance for doubtful accounts of $5,796 and $5,824, respectively	171,350	178,067
Deferred income taxes	9,084	1,753
Prepaid expenses and other current assets (includes purchased accounts receivable of consolidated variable interest entities: 2010, $8,307; 2009, $22,020)	81,221	112,941

Total current assets	294,732	331,982

Funds held on behalf of clients (note 8)
Property and equipment, net	99,089	122,317

Other assets:
Goodwill	480,757	535,857
Trade name, net of accumulated amortization	83,508	83,912
Customer relationships and other intangible assets, net of accumulated amortization	195,071	258,682
Deferred income taxes	4,249	3,548
Other assets (includes purchased accounts receivable of consolidated variable interest entities: 2010, $13,973; 2009, $18,586)	80,307	123,737

Total other assets	843,892	1,005,736

Total assets	$1,237,713	$1,460,035

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Long-term debt, current portion (includes debt of consolidated variable interest entities: 2010, $—; 2009, $10,027)	$22,124	$41,699
Income taxes payable	4,662	2,838
Accounts payable	19,787	15,865
Accrued expenses (includes accrued expenses of consolidated variable interest entities: 2010, $666; 2009, $795)	91,280	107,250
Accrued compensation and related expenses	36,578	38,094
Deferred revenue, current portion	31,299	39,528
Deferred income taxes	1,158	—

Total current liabilities	206,888	245,274
Funds held on behalf of clients (note 8)
Long-term liabilities:
Long-term debt, net of current portion	867,229	909,831
Deferred income taxes (includes deferred income taxes of consolidated variable interest entities: 2010, $2,135; 2009, $1,475)	45,763	31,972
Deferred revenue, net of current portion	696	1,147
Other long-term liabilities	30,211	31,261
Commitments and contingencies (note 19)
Stockholders' equity:
Preferred stock, par value $0.01 per share, 7,500 shares authorized, 3,626 and 3,152 shares issued and outstanding, respectively	36	31
Class L common stock, par value $0.01 per share, 800 shares authorized, 400 shares issued and outstanding	4	4
Class A common stock, par value $0.01 per share, 4,500 shares authorized, 2,961 shares issued and outstanding	30	30
Additional paid-in capital	764,535	763,828
Accumulated other comprehensive income (loss)	5,043	(551)
Accumulated deficit	(689,242)	(534,242)

Total NCO Group, Inc. stockholders' equity	80,406	229,100
Noncontrolling interests	6,520	11,450

Total stockholders' equity	86,926	240,550

Total liabilities and stockholders' equity	$1,237,713	$1,460,035

See accompanying notes.

NCO GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands)

	For the Years Ended December 31,
	2010	2009	2008
Revenues	$1,229,464	$1,402,735	$1,468,580
Reimbursable costs and fees	343,101	126,992	25,792

Total revenues	1,572,565	1,529,727	1,494,372

Operating costs and expenses:
Payroll and related expenses	692,919	767,251	825,648
Selling, general and administrative expenses	406,905	468,125	483,901
Reimbursable costs and fees	343,101	126,992	25,792
Depreciation and amortization expense	108,743	117,211	118,489
Impairment of intangible assets	57,015	24,754	125,028
Restructuring charges	17,068	10,009	11,600

Total operating costs and expenses	1,625,751	1,514,342	1,590,458

(Loss) income from continuing operations	(53,186)	15,385	(96,086)

Other income (expense):
Interest and investment income	874	1,364	963
Interest expense	(88,087)	(97,417)	(95,609)
Other income (expense), net	2,455	6,936	(16,468)

Total other income (expense)	(84,758)	(89,117)	(111,114)

Loss from continuing operations before income taxes	(137,944)	(73,732)	(207,200)
Income tax expense (benefit)	6,630	(1,562)	(72,283)

Net loss from continuing operations	(144,574)	(72,170)	(134,917)
Discontinued operations (note 5):
Loss from operations of discontinued business	(10,897)	(15,576)	(220,103)
Income tax expense	242	396	336

Net loss from discontinued operations	(11,139)	(15,972)	(220,439)

Net loss	(155,713)	(88,142)	(355,356)
Less: Net loss attributable to noncontrolling interests	(713)	(3,921)	(18,250)

Net loss attributable to NCO Group, Inc.	$(155,000)	$(84,221)	$(337,106)

See accompanying notes.

NCO GROUP, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME (LOSS)
(Amounts in thousands)

	Preferred Stock	Class L Common Stock	Class A Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total NCO Group, Inc. Stockholders' Equity	Noncontrolling Interests	Total Stockholders' Equity	Total Comprehensive Income (Loss)
Balance, January 1, 2008	$14	$4	$18	$518,089	$2,835	$(112,915)	$408,045	$48,948	$456,993
Issuance of stock	9	—	10	219,702	—	—	219,721	—	219,721
Deemed dividend to JPM for SST acquisition	—	—	—	(17,500)	—	—	(17,500)	—	(17,500)
Preferred stock dividends	3	—	—	(3)	—	—	—	—	—
Stock-based compensation	—	—	1	667	—	—	668	—	668
Distributions to noncontrolling interests	—	—	—	—	—	—	—	(12,242)	(12,242)
Investment in subsidiary by noncontrolling interests	—	—	—	—	—	—	—	2,436	2,436
Business combinations	—	—	—	—	—	—	—	1,911	1,911
Comprehensive income (loss), net of tax:
Net loss	—	—	—	—	—	(337,106)	(337,106)	(18,250)	(355,356)	$(355,356)
Other comprehensive income (loss):
Foreign currency translation adjustment	—	—	—	—	(6,569)	—	(6,569)	—	(6,569)	(6,569)
Change in fair value of cash flow hedges, net of taxes of $7,880	—	—	—	—	(13,818)	—	(13,818)	—	(13,818)	(13,818)
Net losses on cash flow hedges reclassified into earnings, net of taxes of $4,302	—	—	—	—	7,545	—	7,545	—	7,545	7,545

Total comprehensive loss										(368,198)
Less: comprehensive loss attributable to noncontrolling interests										18,250

Comprehensive loss attributable to NCO Group, Inc.										$(349,948)

NCO GROUP, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME (LOSS) (Continued)
(Amounts in thousands)

	Preferred Stock	Class L Common Stock	Class A Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total NCO Group, Inc. Stockholders' Equity	Noncontrolling Interests	Total Stockholders' Equity	Total Comprehensive Income (Loss)
Balance, December 31, 2008	26	4	29	720,955	(10,007)	(450,021)	260,986	22,803	283,789
Issuance of stock, net	1	—	—	39,664	—	—	39,665	—	39,665
Deemed investment by JPM for SST acquisition	—	—	—	2,161	—	—	2,161	—	2,161
Preferred stock dividends	4	—	—	(4)	—	—	—	—	—
Stock-based compensation	—	—	1	1,052	—	—	1,053	—	1,053
Distributions to noncontrolling interests	—	—	—	—	—	—	—	(7,432)	(7,432)
Comprehensive income (loss), net of tax:
Net loss	—	—	—	—	—	(84,221)	(84,221)	(3,921)	(88,142)	$(88,142)
Other comprehensive income (loss):
Foreign currency translation adjustment	—	—	—	—	4,656	—	4,656	—	4,656	4,656
Change in fair value of cash flow hedges, net of taxes of $410	—	—	—	—	(719)	—	(719)	—	(719)	(719)
Net losses on cash flow hedges reclassified into earnings, net of taxes of $3,147	—	—	—	—	5,519	—	5,519	—	5,519	5,519

Total comprehensive loss										(78,686)
Less: comprehensive loss attributable to noncontrolling interests										3,921

Comprehensive loss attributable to NCO Group, Inc.										$(74,765)

NCO GROUP, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME (LOSS) (Continued)
(Amounts in thousands)

	Preferred Stock	Class L Common Stock	Class A Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total NCO Group, Inc. Stockholders' Equity	Noncontrolling Interests	Total Stockholders' Equity	Total Comprehensive Income (Loss)
Balance, December 31, 2009	31	4	30	763,828	(551)	(534,242)	229,100	11,450	240,550
Preferred stock dividends	5	—	—	(5)	—	—	—	—	—
Stock-based compensation	—	—	—	712	—	—	712	—	712
Distributions to noncontrolling interests	—	—	—	—	—	—	—	(4,733)	(4,733)
Investment in subsidiary by noncontrolling interests	—	—	—	—	—	—	—	516	516
Comprehensive income (loss), net of tax:
Net loss	—	—	—	—	—	(155,000)	(155,000)	(713)	(155,713)	$(155,713)
Other comprehensive income (loss):
Foreign currency translation adjustment	—	—	—	—	2,389	—	2,389	—	2,389	2,389
Net losses on cash flow hedges reclassified into earnings, net of taxes of $1,828	—	—	—	—	3,205	—	3,205	—	3,205	3,205

Total comprehensive loss										(150,119)
Less: comprehensive loss attributable to noncontrolling interests										713

Comprehensive loss attributable to NCO Group, Inc.										$(149,406)

Balance, December 31, 2010	$36	$4	$30	$764,535	$5,043	$(689,242)	$80,406	$6,520	$86,926

See accompanying notes.

NCO GROUP, INC

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	For the Years Ended December 31,
	2010	2009	2008
Cash flows from operating activities:
Net loss	$(155,713)	$(88,142)	$(355,356)
Less: Loss from discontinued operations	(11,139)	(15,972)	(220,439)

Loss from continuing operations	(144,574)	(72,170)	(134,917)
Adjustments to reconcile loss from continuing operations to net cash provided by operating activities:
Depreciation and amortization	108,743	117,211	118,489
Impairment of intangible assets	57,015	24,754	125,028
Provision for doubtful accounts	1,813	2,797	3,030
Noncash interest	8,073	3,179	4,287
Noncash net (gains) losses on derivative instruments	(601)	43	6,241
Deferred income taxes	2,104	(9,314)	(75,015)
Gain on sale of business	—	(4,441)	—
Other	9,322	12,791	11,142
Changes in operating assets and liabilities:
Accounts receivable, trade	5,635	43,863	11,765
Accounts payable and accrued expenses	(15,603)	(29,683)	(23,172)
Income taxes payable	920	(307)	4,599
Other assets and liabilities	11,287	522	9,458

Cash provided by operating activities of continuing operations	44,134	89,245	60,935
Cash (used in) provided by operating activities of discontinued operations	(1,010)	9,229	32,798

Net cash provided by operating activities	43,124	98,474	93,733

Cash flows from investing activities:
Purchases of accounts receivable	(3,063)	(2,413)	(39,028)
Collections applied to principal of purchased accounts receivable	15,692	12,910	13,523
Proceeds from sales of purchased accounts receivable	3,056	21	1,225
Purchases of property and equipment	(24,313)	(31,767)	(43,375)
Cash received from sale of business	—	20,000	—
Net cash (paid) received related to acquisitions	(1,600)	704	(349,420)
Other	1,402	136	1,122

Cash used in investing activities of continuing operations	(8,826)	(409)	(415,953)
Cash provided by (used in) investing activities of discontinued operations	31,170	17,123	(8,206)

Net cash provided by (used in) investing activities	22,344	16,714	(424,159)

Cash flows from financing activities:
Repayment of notes payable	(6,491)	(7,364)	(3,879)
Borrowings under notes payable	—	—	8,579
Net (repayments) borrowings under revolving credit facility	(7,000)	(64,500)	34,500
Repayments of borrowings under senior term loan	(42,039)	(39,345)	(10,745)
Borrowings under senior term loan, net of fees	—	—	134,135
Payment of fees related to debt	(2,758)	(2,477)	(4,317)
Return of investment in subsidiary to noncontrolling interests	(1,290)	(189)	(1,440)
Issuance of stock, net	—	39,667	219,722
Payment of deemed dividend to JPM	—	(8,049)	(17,500)

Cash (used in) provided by financing activities of continuing operations	(59,578)	(82,257)	359,055
Cash used in financing activities of discontinued operations	(11,811)	(24,896)	(26,851)

Net cash (used in) provided by financing activities	(71,389)	(107,153)	332,204

Effect of exchange rate on cash	(223)	1,306	(3,181)

Net (decrease) increase in cash and cash equivalents	(6,144)	9,341	(1,403)
Cash and cash equivalents at beginning of the period	39,221	29,880	31,283

Cash and cash equivalents at end of the period	$33,077	$39,221	$29,880

See accompanying notes.

NCO GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     Nature of Operations and Basis of Presentation:

        NCO Group, Inc. is a holding company and conducts substantially all of its business operations through its subsidiaries (collectively, the "Company" or "NCO"). NCO is an international provider of business process outsourcing solutions, primarily focused on accounts receivable management ("ARM") and customer relationship management ("CRM"). NCO provides services through over 100 offices throughout North America, Asia, Europe and Australia. The Company provides services to more than 14,000 active clients, including many of the Fortune 500, supporting a broad spectrum of industries, including financial services, telecommunications, healthcare, retail and commercial, utilities, education and government, technology and transportation/logistics services. These clients are primarily located throughout North America, Asia, Europe and Australia. The Company's largest client during the year ended December 31, 2010, was in the telecommunications sector and represented 7.1 percent of the Company's consolidated revenue excluding reimbursable costs and fees for the year ended December 31, 2010.

        Historically, the Company's Portfolio Management business has also purchased and collected past due consumer accounts receivable from consumer creditors. Beginning in 2009, the Company significantly reduced its purchases of accounts receivable and made a decision to minimize further investments in the future. This decision resulted from declines in liquidation rates, competition for purchased accounts receivable, the continued uncertainty of collectibility, as well as potential regulatory changes affecting the purchased accounts receivable business.

        In April and August 2011, Portfolio Management sold substantially all of its portfolios of purchased accounts receivable. The sold portfolios and related results are presented as discontinued operations on the consolidated statements of operations and statements of cash flows, and prior periods have been restated (note 5).

        The Company's business consists of two operating segments: ARM and CRM.

2.     Accounting Policies:

  Principles of Consolidation:

        The consolidated financial statements include the accounts of the Company and all subsidiaries and entities controlled by the Company. All intercompany accounts and transactions have been eliminated.

        On January 2, 2008, the Company acquired Systems & Services Technologies, Inc. ("SST"), a third-party consumer receivable servicer. Prior to the acquisition, SST was a wholly owned subsidiary of JPMorgan Chase & Co. ("JPM"). JPM also wholly owns One Equity Partners and its affiliates ("OEP"), which is a private equity investment fund that has had a controlling interest in the Company since the Company's "going-private" transaction on November 15, 2006 (the "Transaction").

        Because the Company and SST were under common control at the time of the SST acquisition, the transfer of assets and liabilities of SST were accounted for at historical cost in a manner similar to a pooling of interests. For financial accounting purposes, the acquisition was viewed as a change in reporting entity and, as a result, required restatement of the Company's financial statements for all periods subsequent to November 15, 2006, the date of

NCO GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

the Transaction and the date at which common control of the Company and SST by JPM commenced.

        The Company also considers whether any of its investments represent a variable interest entity ("VIE") that is required to be consolidated by the primary beneficiary. The primary beneficiary is the entity that has both (i) the power to direct the activities of the VIE that most significantly impact the VIE's economic performance, and (ii) the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE. A VIE is an entity for which the primary beneficiary's interest in the entity can change with changes in factors other than the amount of investment in the entity.

        The Company has investments in VIEs that purchase portfolios of purchased accounts receivable. Based on the Company's significant participation in the VIEs' profits or losses and its ability to direct the activities of the VIEs, the Company consolidates these VIEs as it is considered the primary beneficiary. The aggregate assets of the VIEs, that can only be used to settle obligations of the VIEs, and liabilities of the VIEs, for which beneficial interest holders do not have recourse to the Company's general credit, are presented on the balance sheet.

  Revenue Recognition:

Services:

        ARM contingency fee revenue is recognized upon collection of funds by NCO or its client. Fees for ARM contractual services are recognized as services are performed and earned under service arrangements with clients where fees are fixed or determinable and collectibility is reasonably assured

        CRM revenue is recognized based on the billable hours of each representative as defined in the client contract. The rate per billable hour charged is based on a predetermined contractual rate. The contractual rate can fluctuate based on certain pre-determined objective performance criteria related to quality and performance, reduced by any contractual performance penalties the client may be entitled to, both as measured on a monthly basis. The impact of the performance criteria and penalties on the rate per billable hour is continually updated as revenue is recognized.

        Under CRM performance-based arrangements, the Company is paid by its customers based on achievement of certain levels of sales or other client-determined criteria. The Company recognizes performance-based revenue by measuring its actual results against the performance criteria specified in the contracts.

        Deferred revenue primarily relates to prepaid fees for ARM collection and letter services for which revenue is recognized when the services are provided or the time period for which

NCO GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

the Company is obligated to provide the services has expired. The following summarizes the changes in the balance of deferred revenue (amounts in thousands):

	For the Year Ended December 31,
	2010	2009
Balance at beginning of period	$40,675	$46,016
Additions	34,793	38,231
Revenue recognized	(43,528)	(43,585)
Foreign currency translation adjustment	55	13

Balance at end of period	$31,995	$40,675

Portfolio:

        The Company acquires accounts receivable in groups that are initially recorded at cost. All acquired accounts receivable have experienced deterioration of credit quality between origination and the Company's acquisition of the accounts receivable, and the amount paid for the accounts receivable reflects the Company's determination that it is probable the Company will be unable to collect all amounts due according to contractual terms of each receivable. The Company determines whether each purchase of accounts receivable is to be accounted for as an individual portfolio or whether multiple purchases will be combined based on common risk characteristics into an aggregated portfolio. Once the Company establishes an individual purchase or aggregated purchases as a portfolio, the receivables in the portfolio are not changed, unless replaced, returned or sold. The Company considers expected collections, and estimates the amount and timing of undiscounted expected principal, interest, and other cash flows (expected at acquisition) for each portfolio of accounts receivable. The Company determines nonaccretable difference, or the excess of the portfolio's contractual principal over all cash flows expected at acquisition as an amount that should not be accreted. The excess of the portfolio's cash flows expected to be collected over the amount paid is accretable yield. Accretable yield is recognized into earnings, as Portfolio revenue in the statement of operations, over the useful life of the portfolio, based on an effective interest rate method.

        At acquisition, the Company derives an internal rate of return ("IRR") based on the expected monthly collections over the estimated economic life of each portfolio of accounts receivable (typically up to seven years, based on the Company's collection experience) compared to the original purchase price. Monthly collections on the portfolios are allocated between revenue and carrying value reduction based on applying each portfolio's effective IRR for the quarter to its carrying value. Over the life of a portfolio, the Company continues to estimate cash flows expected to be collected. The Company evaluates at the balance sheet date whether the present value of its portfolios determined using the effective interest rates for each portfolio has decreased, and if so, records a valuation allowance to maintain the original IRR. Any increase in actual or estimated cash flows expected to be collected is first used to reverse any existing valuation allowance for that portfolio, and any remaining increases in cash flows are recognized prospectively through an increase in the IRR. The updated IRR then becomes the new benchmark for subsequent valuation allowance testing.

NCO GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Portfolio Sales:

        Gains on sales are recognized as revenue and represent the difference between the sales price and the present value of the future cash collections expected from the receivables sold at the portfolio's IRR at the time of sale.

Reimbursable Costs and Fees:

        Reimbursable costs and fees consist of court costs, legal fees and repossession fees, representing out-of-pocket expenses that are reimbursed by the Company's clients. Reimbursable costs and fees are recorded as both revenue and operating expenses on the statement of operations.

        During the fourth quarter of 2010, the Company identified $15.4 million of reimbursable costs and fees received from clients associated with certain contractual arrangements acquired in connection with the acquisition of TSYS Total Debt Management (note 4) that were incorrectly recorded on a net basis, as an offset to selling, general and administrative expenses in the statement of operations for the year ended December 31, 2009. Revenue for the year ended December 31, 2009 should have included these reimbursable costs and fees, with an equal and offsetting amount charged to operating expenses, due to the fact that the Company acted as principal and assumed overall risk in the transactions under these contractual arrangements. Although the Company concluded that the impact was not material to the 2009 financial statements, revenue and operating expenses have been revised to reflect the $15.4 million reimbursable costs and fees in both revenue and operating expenses in the statement of operations for the year ended December 31, 2009. The following summarizes the impact of this revision on the statement of operations for the year ended December 31, 2009 (in thousands):

Adjustments
Total revenue	$15,443
Total operating costs and expenses	$15,443
Income from operations	$—
Loss before income taxes	$—
Net loss attributable to NCO Group, Inc.	$—

  Credit Policy:

        Management monitors its client relationships in order to minimize the Company's credit risk and assesses the likelihood of collection based on a number of factors including the client's collection history and credit-worthiness. The Company maintains a reserve for potential collection losses when such losses are deemed to be probable.

        The Company has two types of arrangements under which it collects its ARM contingency fee revenue. For certain clients, the Company remits funds collected on behalf of the client net of the related contingency fees while, for other clients, the Company remits gross funds collected on behalf of clients and bills the client separately for its contingency fees.

        The Company generally does not require collateral and it does not charge finance fees on outstanding trade receivables. In many cases, in the event of collection delays from ARM clients, management may, at its discretion, change from the gross remittance method to the net remittance method. The Company also maintains a reserve for deposits on debtor

NCO GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

accounts that may ultimately prove to have insufficient funds. Trade accounts receivable are written off to the allowances when collection appears highly unlikely.

  Cash and Cash Equivalents:

        The Company considers all highly liquid investments purchased with an initial maturity of three months or less to be cash equivalents. These financial instruments potentially subject the Company to concentrations of credit risk. The Company minimizes this risk by dealing with major financial institutions. The Company maintains deposit accounts with major financial institutions, and, at times, such deposits may exceed FDIC insurance limits.

  Property and Equipment:

        Property and equipment is stated at cost, less accumulated depreciation. Depreciation is provided over the estimated useful life of each class of assets using the straight-line method. Expenditures for maintenance and repairs are charged to expense as incurred. Renewals and betterments are capitalized. When property is sold or retired, the cost and related accumulated depreciation are removed from the balance sheet, and any gain or loss on the transaction is included in the statement of operations. Certain expenditures for software that is purchased or internally developed for use by the Company are capitalized in accordance with authoritative guidance and amortized using the straight-line method over a period of five years.

  Long-Lived Assets:

        The Company evaluates the net realizable value of long-lived assets, including property and equipment, internal use software, and certain identifiable definite-lived intangible assets, for impairment, based on the estimated undiscounted future cash flows, whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

  Goodwill and Other Intangible Assets:

        Goodwill represents the excess of purchase price over the fair market value of net assets acquired, based on their respective fair values at the date of acquisition. Goodwill is tested for impairment each year, and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The goodwill impairment test is performed at the reporting unit level and involves a two-step approach, the first step identifies any potential impairment and the second step measures the amount of impairment, if applicable. The first test for potential impairment compares the fair value of a reporting unit's goodwill to its carrying amount; if the fair value is less than the carrying amount, the reporting unit's goodwill would be considered impaired and the second step would be performed. The second step measures the amount of impairment by comparing the implied fair value of the reporting unit's goodwill with its carrying value. Fair value estimates are based upon a combination of the market approach and income approach.

        Trade name includes the NCO trade name, representing the fair value of the NCO name, which is an indefinite-lived intangible asset and therefore not subject to amortization. Similar to goodwill, the NCO trade name is reviewed at least annually for impairment. Trade name also includes certain trade names acquired in connection with the acquisition of Outsourcing

NCO GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Solutions, Inc. ("OSI") (note 4). The OSI trade names are not considered to have indefinite lives and therefore are subject to amortization. The OSI trade names are amortized using the straight-line method over a period of five years.

        Other intangible assets consist primarily of customer relationships and non-compete agreements, which are amortized over a range of five to seven years using the straight-line method (note 11).

  Deferred Financing Fees:

        Deferred financing fees relate to debt issuance costs incurred, which are capitalized and amortized to interest expense over the term of the related debt using the effective interest method.

  Income Taxes:

        Deferred tax assets and liabilities are recognized using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized. Deferred taxes have not been provided on the cumulative undistributed earnings of foreign subsidiaries because such amounts are expected to be reinvested indefinitely.

        The Company accounts for uncertain tax positions in accordance with authoritative guidance, which requires that the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position, be recognized in the financial statements. The Company applies a more likely than not threshold to the recognition of uncertain tax positions. The Company recognizes the amount of a tax benefit that has a greater than 50 percent likelihood of being ultimately realized upon settlement. Change in judgment related to the expected ultimate resolution of uncertain tax positions are recognized in earnings in the quarter of such change. The difference between a tax position taken or expected to be taken in a tax return and the benefit recognized and measured represents an unrecognized tax benefit. An unrecognized tax benefit is a liability that represents a potential future obligation to the taxing authorities.

  Foreign Currency Translation:

        The Company has foreign subsidiaries whose local currency has been determined to be the functional currency for that subsidiary. The assets and liabilities of these foreign subsidiaries have been translated using the current exchange rates, and the income and expenses have been translated using rates consistent with average historical exchange rates. The adjustments resulting from translation have been recorded separately in stockholders' equity as "Other comprehensive income (loss)" and are not included in determining consolidated net (loss) income. As of December 31, 2010 and 2009, "Accumulated other comprehensive income (loss)" included $5.4 million and $3.0 million of cumulative income, respectively, from foreign currency translation.

  Derivative Financial Instruments:

        The Company selectively uses derivative financial instruments to manage interest costs and minimize currency exchange risk. The Company does not hold derivatives for trading

NCO GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

purposes. While these derivative financial instruments are subject to fluctuations in value, these fluctuations are generally offset by the value of the underlying exposures being hedged. The Company minimizes the risk of credit loss by entering into these agreements with major financial institutions. The Company recognizes all of their derivative instruments as either assets or liabilities in the balance sheet at fair value.

        The Company is exposed to foreign currency fluctuations relating to its operations in foreign countries. In order to partially hedge cash flow exposure, the Company may periodically enter into forward exchange contracts in order to minimize the impact of currency fluctuations on transactions and cash flows. The forward exchange contracts are recorded at their fair value on the accompanying balance sheets and may be designated as cash flow hedges. If the forward exchange contracts are designated as cash flow hedges, changes in the fair value, to the extent that the hedge was effective, are recorded, net of tax, in "Other comprehensive income (loss)," until earnings are affected by the variability of the hedged cash flows.

        Cash flow hedge ineffectiveness, defined as the extent that the changes in fair value of the derivative exceed the variability of cash flows of the forecasted transaction, is recorded in the statement of operations. If the forward exchange contracts are not designated as cash flow hedges, changes in their estimated fair value are recorded in "Other income (expense)" in the statement of operations (note 16).

        The Company is also exposed to interest rate fluctuations relating to its floating rate long-term debt. To manage this interest rate risk, from time to time the Company enters into interest rate swap agreements. The interest rate swap agreements may be designated as cash flow hedges and are recorded at their fair value on the accompanying balance sheets. Changes in the fair value of a cash flow hedge, to the extent that the hedge is effective, are recorded, net of tax, in "Other comprehensive income (loss)," until earnings are affected by the variability of the hedged cash flows. Cash flow hedge ineffectiveness, defined as the extent that the changes in fair value of the derivative exceed the variability of cash flows of the forecasted transaction, is recorded in the statement of operations. If the interest rate swap agreements are not designated as cash flow hedges, changes in their estimated fair value are recorded in "Interest expense" in the statement of operations (note 17).

        The Company may also enter into interest rate cap contracts to manage interest rate risk relating to its floating rate long-term debt. These contracts are not cash flow hedges and, accordingly, changes in their estimated fair value are recorded in "Other income (expense)" in the statement of operations.

        The Company has embedded derivatives relating to the contingent payment provision in its nonrecourse credit facility relating to its purchased accounts receivable operations, and embedded derivatives relating to the sellers' participation in collections that are in excess of minimum targets for certain portfolios of purchased accounts receivable. The embedded derivatives are not cash flow hedges and, accordingly, changes in their estimated fair value are recorded in "Interest expense" in the statement of operations. The embedded derivatives related to the nonrecourse credit facility are included in "Long-term debt" on the balance sheet because they are not separable from the notes payable and they have the same counterparty (note 12), and the embedded derivatives related to the sellers' participation are included in "Accrued expenses" on the balance sheet.

NCO GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  Allowance for Doubtful Accounts:

        Allowances for doubtful accounts are determined based on estimates of losses related to customer receivable balances. In establishing the appropriate provision for customer receivables balances, the Company makes assumptions with respect to their future collectibility. The Company's assumptions are based on an individual assessment of a customer's credit quality as well as subjective factors and trends, including the aging of receivable balances. If the estimate is not sufficient to cover actual losses, the Company would be required to take additional charges to its earnings.

  Use of Estimates:

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

        The application of the authoritative guidance for business combinations requires the measurement of fair values of purchased assets and liabilities of an acquired entity. In connection with business combinations accounted for as a purchase, management makes additional estimates and assumptions in determining fair value that affect amounts reported in the financial statements and accompanying notes. The more significant financial statement items for which estimates and assumptions may be made include intangible assets, purchased accounts receivable, and nonrecourse debt.

        In the ordinary course of accounting for purchased accounts receivable, estimates are made by management as to the amount and timing of future cash flows expected from each portfolio. The estimated future cash flow of each portfolio is used to compute the IRR for the portfolio, both in the case of any increases in expected cash flows, or to compute impairment or allowances in the case of decreases in expected cash flows. The IRR is used to allocate collections between revenue and principal reduction of the carrying values of the purchased accounts receivable.

        On an ongoing basis, the Company compares the historical trends of each portfolio, or aggregated portfolios, to projected collections. Future projected collections are then increased or decreased based on the actual cumulative performance of each portfolio. Management reviews each portfolio's adjusted projected collections to determine if further upward or downward adjustment is warranted. Management regularly reviews the trends in collection patterns and uses its reasonable best efforts to improve the collections of under-performing portfolios. However, actual results will differ from these estimates and a material change in these estimates could occur within one reporting period (note 8).

3.     Restructuring Charges:

        The Company has several restructuring plans under which it has recorded restructuring charges during 2009 and 2010, primarily in conjunction with streamlining the cost structure of the Company's operations. These charges primarily related to the elimination of certain redundant facilities and severance costs. The Company currently expects to pay the remaining severance balance through 2013 and the remaining lease balance through 2016. The restructuring charges recorded during 2008 related to streamlining the cost structure of the Company's legacy operations in conjunction with the acquisitions of OSI and SST (note 4).

NCO GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        The following presents the activity in the accruals recorded for restructuring charges (amounts in thousands):

	Leases	Severance	Total
Balance at January 1, 2008	$7,635	$971	$8,606
Accruals	6,474	5,126	11,600
Cash payments	(6,812)	(3,477)	(10,289)
Property and equipment write-offs	(615)	—	(615)

Balance at December 31, 2008	6,682	2,620	9,302
Accruals	5,566	5,302	10,868
Cash payments	(3,686)	(4,925)	(8,611)

Balance at December 31, 2009	8,562	2,997	11,559
Accruals	14,992	3,280	18,272
Cash payments	(8,042)	(4,722)	(12,764)
Property and equipment write-offs	(3,084)	—	(3,084)

Balance at December 31, 2010	$12,428	$1,555	$13,983

4.     Business Combinations:

        In September 2010, the Company acquired Health Blueprints, Inc., a healthcare consulting business, for approximately $1.6 million in cash.

        On August 31, 2009, the Company acquired TSYS Total Debt Management, Inc. ("TDM"), a provider of accounts receivable management legal network solutions, for $4.5 million in cash which included $1.3 million of acquired cash. The Company allocated $983,000 of the purchase price to the customer relationships and recorded goodwill of $1.1 million. During the year ended December 31, 2009, the Company incurred acquisition costs of $154,000, which were recorded in selling, general and administrative expenses on the statement of operations. The TDM acquisition was included in the ARM segment.

        On February 29, 2008, the Company acquired OSI, a leading provider of business process outsourcing services, specializing primarily in accounts receivable management services, for $334.0 million, which includes a $5.0 million purchase price reduction due to the settlement, in the fourth quarter of 2009, of amounts held in escrow. The purchase price was financed in part by the issuance of 802,262 shares of the Company's Series A 14% PIK Preferred Stock, 37,738 shares of Class L common stock and 1,012,262 shares of Class A common stock. The remainder of the purchase price was financed by borrowings of $139.0 million under the Company's amended senior credit facility (note 13).

        The Company allocated $117.0 million of the purchase price to customer relationships, $3.4 million to trade names, $634,000 to non-compete agreements, and recorded goodwill of $210.4 million, which is non-deductible for tax purposes, in the ARM segment.

        The following summarizes the unaudited pro forma results of operations, assuming the OSI acquisition described above occurred as of January 1, 2008. The unaudited pro forma information does not include the TDM acquisition because it was not considered a significant business combination. The unaudited pro forma information is provided for information purposes only. It is based on historical information, and does not necessarily reflect the actual

NCO GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

results that would have occurred, nor is it indicative of future results of operations of the consolidated entities (amounts in thousands):

For the Year Ended December 31, 2008
Revenue	$1,565,757
Net loss attributable to NCO	(342,445)

        On January 2, 2008, the Company acquired SST, a third-party consumer receivable servicer, from JPM for $18.4 million, including certain post-closing adjustments. The purchase price consisted of cash consideration of $11.3 million and the issuance of 29,884 shares of the Company's Series A 14% PIK Preferred Stock valued at $7.1 million. As described in note 2, since the Company and SST were under common control by JPM at the time of the SST acquisition, the transfer of assets and liabilities of SST were accounted for at historical cost in a manner similar to a pooling of interests. The cash consideration paid to JPM for SST and the return of $4.0 million of cash that was not acquired were treated as dividends to JPM.

        During the year ended December 31, 2008, the Company acquired several smaller companies, all of which were providers of ARM services, for an aggregate purchase price of $9.3 million, including an accrual for $886,000 for estimated earnout payments which were subsequently paid during 2009, resulting in customer relationships of $1.2 million and goodwill of approximately $8.1 million. In addition, during the year ended December 31, 2008, the Company paid $6.2 million for earnout payments related to prior acquisitions.

5.     Discontinued Operations:

        In April and August 2011, Portfolio Management sold portfolios of purchased accounts receivable with an aggregate book value of $18.8 million. This book value includes the impact of write-downs of the value of the purchased accounts receivable of $18.6 million recorded during the three months ended March 31, 2011, and $10.8 million recorded during the three months ended June 30, 2011, which were recorded in connection with the dispositions.

        Subsequent to the August sale, which constituted a significant portion of the Company's remaining purchased accounts receivable portfolio, the results of the Portfolio Management business are presented as discontinued operations on the consolidated statements of operations and statements of cash flows, and prior periods have been restated. The remaining portfolios of purchased accounts receivable are not significant and are now included as part of ARM. As of December 31, 2010 and 2009, purchased accounts receivable of $29.7 million and $51.0 million, respectively, were included in "Prepaid expenses and other current assets", and $48.9 million and $87.5 million, respectively, were included in "Other assets" on the consolidated balance sheet.

        The following presents the amounts of revenue and pre-tax loss reporting in discontinued operations (amounts in thousands):

	For the Years Ended December 31,
	2010	2009	2008
Revenue	$29,598	$49,634	$18,769
Pre-tax loss	(10,897)	(15,576)	(220,103)

NCO GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6.     Disposals of Business:

        In October 2009, the Company sold its print and mail business, from the ARM segment, for approximately $18.7 million in cash. The net proceeds from the sale were used to pay down the Company's senior term loan. In connection with the sale, during the year ended December 31, 2009, the Company recorded a gain of approximately $4.4 million, which is included in "Other income (expense)" on the statement of operations, and a $2.2 million deferred gain, which is amortized into earnings over the life of the ten-year servicing arrangement entered into with the buyer in connection with the disposal.

7.     Fair Value:

  Recurring Measurement:

        The Company uses various valuation techniques and assumptions when measuring fair value of its assets and liabilities. The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable ("Level 1"), market corroborated ("Level 2"), or generally unobservable ("Level 3"). The significant majority of the fair value amounts included in the Company's current period earnings resulted from Level 2 fair value methodologies; that is, the Company is able to value the assets and liabilities based on observable market data for similar instruments (the "market approach"). The Company applied an income approach to amounts included in its current period earnings resulting from Level 3 fair value methodologies.

        The financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company's assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels. The following table sets forth, by level within the fair value hierarchy, the Company's financial assets and liabilities that were measured at fair value on a recurring basis (amounts in thousands):

	At Fair Value as of
	December 31, 2010				December 31, 2009
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Assets:
Forward exchange contracts	$—	$—	$—	$—	$—	$2	$—	$2
Liabilities:
Interest rate swaps	—	1,489	—	1,489	—	9,104	—	9,104
Forward exchange contracts	—	—	—	—	—	60	—	60
Embedded derivatives	—	—	2,486	2,486	—	—	3,306	3,306

Net liabilities	$—	$1,489	$2,486	$3,975	$—	$9,162	$3,306	$12,468

        During the year ended December 31, 2010, there were no transfers in or out of the Company's Level 1, Level 2 or Level 3 fair value measurements.

        To value the interest rate swaps and foreign currency forward exchange contracts, the Company obtains quotes from its counterparties. The Company considers such quotes to be Level 2 measurements. To gain assurance that such quotes reflect market participant views,

NCO GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

the Company independently values its interest rate swaps, and independently validates the relevant exchange rates of its forward exchange contracts.

        For purposes of valuation adjustments to its interest rate swap derivative positions, the Company has evaluated liquidity premiums that may be demanded by market participants, as well as the credit risk of its counterparties and its own credit. The Company has considered factors such as the likelihood of default by itself and counterparties, its net exposures and remaining maturities in determining the appropriate fair value adjustment to record.

        Embedded derivatives represent the contingent payment provision embedded in the Company's nonrecourse credit facility related to purchased accounts receivable and the sellers' participation in collections that are in excess of minimum targets for certain portfolios of purchased accounts receivable. The Company values these embedded derivatives based on the present value of expected cash flows. Inputs used to value these embedded derivatives are considered Level 3 measurements since they are unobservable. Changes in the fair market value of the embedded derivatives are recorded in interest expense on the statement of operations.

        The following summarizes the change in the fair value of the embedded derivatives (amounts in thousands):

	For the Year Ended December 31,
	2010	2009
Balance at beginning of period	$3,306	$4,457
Accrued interest additions	681	1,486
Payments	(2,736)	(2,509)
Changes in fair value	1,235	(128)

Balance at end of period	$2,486	$3,306

        For further information on the Company's derivative financial instruments, refer to note 17.

NCO GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  Non-Recurring Measurement:

        For the year ended December 31, 2010, the Company performed its annual impairment test during the fourth quarter. Due to the expected impact of the economic environment on the Company's clients' business in 2011 and beyond, in the fourth quarter of 2010 the Company reduced the budgeted volumes from certain of its clients in the CRM reporting unit. As a result, the Company's 2010 annual impairment test for goodwill indicated that the carrying value of its CRM reporting unit exceeded its fair value. As a result of the annual impairment testing, the Company recorded goodwill impairment charges of $57.0 million in the CRM segment in 2010. Refer to note 11 for the assumptions used to determine fair values. The following table summarizes the non-financial assets measured at fair value on a nonrecurring basis in the balance sheet, by level within the fair value hierarchy (amounts in thousands):

	At Fair Value as of
	December 31, 2010				December 31, 2009
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
CRM:
Goodwill	$—	$—	$—	$—	$—	$—	$57,015	$57,015
Other intangible assets	$—	$—	$35,900	$35,900	$—	$—	$47,100	$47,100

  Fair Value of Financial Instruments:

        The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value:

Cash and Cash Equivalents, Trade Accounts Receivable, and Accounts Payable:

        The carrying amount reported in the balance sheets approximates fair value because of the short maturity of these instruments.

Purchased Accounts Receivable:

        The Company records purchased accounts receivable at cost, which is discounted from the contractual receivable balance. The carrying value of purchased accounts receivable, which is estimated based upon future cash flows, approximates fair value at December 31, 2010 and 2009 and is included in "Prepaid expenses and other current assets" and "Other assets" on the consolidated balance sheet.

Notes Receivable:

        The Company had notes receivable of $4.9 million and $5.1 million as of December 31, 2010 and 2009, respectively. The carrying amounts reported in the balance sheets, included in current and long-term other assets, approximated market rates for notes with similar terms and maturities, and, accordingly, the carrying amounts approximate fair value. The Company continually evaluates the collectability of these notes.

NCO GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Long-Term Debt:

        The following presents the carrying values and the estimated fair values of the Company's long-term debt at December 31, 2010 (amounts in thousands):

	Carrying Value	Fair Value
Senior term loan	$507,220	$515,618
Senior revolving credit facility	10,000	9,961
Senior subordinated notes	200,000	152,500
Senior notes	165,000	141,990
Nonrecourse credit facility	1,778	1,778

        The fair values of the Company's senior term loan and senior revolving credit facility are based on market interest rates for debt with similar terms and maturities. The fair values of the Company's Senior Notes and Senior Subordinated Notes are based on their trading prices at December 31, 2010. The stated interest rates of the Company's nonrecourse credit facility approximate market rates for debt with similar terms and maturities, and, accordingly, the carrying amounts approximate fair value.

8.     Purchased Accounts Receivable:

        In April and August 2011, Portfolio Management sold portfolios of purchased accounts receivable with an aggregate book value of $18.8 million. This book value includes the impact of write-downs of the value of the purchased accounts receivable of $18.6 million recorded during the three months ended March 31, 2011, and $10.8 million recorded during the three months ended June 30, 2011, which were recorded in connection with the dispositions.

        Subsequent to the August sale, which constituted a significant portion of the Company's remaining purchased accounts receivable portfolio, the results of the Portfolio Management business are presented as discontinued operations on the consolidated statements of operations and statements of cash flows, and prior periods have been restated. The remaining portfolios of purchased accounts receivable are not significant and are now included as part of ARM. As of December 31, 2010 and 2009, purchased accounts receivable of $29.7 million and $51.0 million, respectively, were included in "Prepaid expenses and other current assets", and $48.9 million and $87.5 million, respectively, were included in "Other assets" on the consolidated balance sheet. The total outstanding balance due, representing the original undiscounted contractual amount less collections since acquisition, was $55.8 billion and $55.2 billion at December 31, 2010 and 2009, respectively.

NCO GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        The following summarizes the changes in purchased accounts receivable (amounts in thousands):

	For the Year Ended December 31,
	2010	2009	2008
Balance at beginning of period	$138,429	$185,659	$245,585
Purchases:
Cash purchases	12,709	56,609	126,547
Portfolios acquired in business combinations	—	—	3,630
Collections	(103,991)	(155,342)	(205,024)
Revenue recognized	47,815	71,242	115,699
Proceeds from portfolio sales applied to carrying value	(2,288)	(164)	(1,755)
Allowance for impairment	(14,321)	(21,467)	(98,892)
Other	254	1,892	(131)

Balance at end of period	$78,607	$138,429	$185,659

        The Company sells portfolios of accounts receivable based on a low probability of payment under the Company's collection platform and other criteria. Proceeds from sales above the remaining carrying value are recorded as revenue. The following summarizes sales proceeds, carrying value and revenue recorded (amounts in thousands):

	For the Year Ended December 31,
	2010	2009	2008
Proceeds from sales	$3,388	$525	$4,757
Less carrying value	2,288	164	1,755

Portfolio sales revenue	$1,100	$361	$3,002

        The following presents the change in the allowance for impairment of purchased accounts receivable (amounts in thousands):

	For the Year Ended December 31,
	2010	2009	2008
Balance at beginning of period	$144,397	$123,804	$24,962
Additions	20,503	26,347	99,593
Recoveries	(6,182)	(4,880)	(701)
Other	(24)	(874)	(50)

Balance at end of period	$158,694	$144,397	$123,804

NCO GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        Accretable yield represents the excess of the cash flows expected to be collected during the life of the portfolio over the initial investment in the portfolio. The following presents the change in accretable yield (amounts in thousands):

	For the Year Ended December 31,
	2010	2009	2008
Balance at beginning of period	$112,108	$167,411	$366,584
Additions	8,477	57,088	125,750
Revenue recognition	(47,815)	(71,242)	(115,699)
Reclassifications to nonaccretable difference	(16,787)	(40,729)	(210,824)
Foreign currency translation adjustment	(230)	(420)	1,600

Balance at end of period	$55,753	$112,108	$167,411

        During the years ended December 31, 2010, 2009 and 2008, the Company purchased accounts receivable for a cost of $12.7 million, $56.6 million and $126.5 million, respectively, that had contractually required payments receivable at the date of acquisition of $718.3 million, $2.9 billion and $4.3 billion, respectively, and expected cash flows at the date of acquisition of $21.2 million, $113.7 million and $248.7 million, respectively.

9.     Funds Held on Behalf of Clients:

        In the course of the Company's regular business activities as a provider of accounts receivable management services, the Company receives clients' funds arising from the collection of accounts placed with the Company. These funds are placed in segregated cash accounts and are generally remitted to clients within 30 days. Funds held on behalf of clients of $70.5 million and $75.1 million at December 31, 2010 and 2009, respectively, have been shown net of their offsetting liability for financial statement presentation.

10.  Property and Equipment:

        Property and equipment, at cost, consisted of the following (amounts in thousands):

	Estimated Useful Life	December 31, 2010	December 31, 2009
Land		$70	$70
Buildings	15 to 30 years	6,726	6,701
Computer equipment	5 years	127,438	130,085
Computer software	5 years	97,900	86,779
Leasehold improvements	5 to 15 years	45,307	52,621
Furniture and fixtures	5 to 10 years	21,164	25,287
Capital leases		5,420	5,420

		304,025	306,963

Less accumulated depreciation		(204,936)	(184,646)

		$99,089	$122,317

NCO GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        Accumulated depreciation at December 31, 2010 and 2009, includes $1.7 million and $682,000, respectively, of accumulated amortization related to capital leases. During the years ended December 31, 2010, 2009 and 2008, the Company recorded depreciation expense of $44.2 million, $51.5 million and $56.2 million, respectively.

        The Company leases two real estate facilities under capital leases. These leases have ten year terms, expiring in 2018. The following represents the future minimum lease payments, by year and in the aggregate, under capital leases and the present value of net minimum lease payments as of December 31, 2010 (amounts in thousands):

2011	$724
2012	745
2013	768
2014	790
2015	814
Thereafter	2,030

Total minimum payments	5,871
Less interest	(1,743)

Present value of net minimum lease payments	$4,128

11.  Goodwill and Other Intangible Assets:

        Goodwill is allocated and tested at the reporting unit level. Goodwill is tested for impairment each year during the fourth quarter, and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The Company's reporting units are ARM and CRM.

        NCO trade name is an indefinite-lived intangible asset and therefore not subject to amortization. Similar to goodwill, the trade name is reviewed at least annually for impairment.

        Fair values are determined by using a combination of the market approach and income approach. The Company's fair value calculations are based on projected financial results that are prepared in connection with the Company's annual budget and forecasting process. The fair value calculations are also based on other assumptions including long-term growth rates and weighted average cost of capital.

        2010 fair value calculations assumed long-term growth rates of 3 percent and weighted average cost of capital ranging from approximately 14 percent to 18 percent. Due to the expected impact of the economic environment on the Company's clients' business in 2011 and beyond, in the fourth quarter of 2010 the Company reduced the budgeted volumes from certain of its clients in the CRM reporting unit. As a result, the Company's 2010 annual impairment test for goodwill indicated that the carrying value of its CRM reporting unit exceeded its fair value.

        2009 fair value calculations assumed long-term growth rates of 3 percent and weighted average cost of capital ranging from approximately 13 percent to 14 percent. Due to the expected impact of the economic environment on the Company's clients' business in 2010, in the fourth quarter of 2009 the Company reduced the expected volumes from certain of its clients in the CRM reporting unit. As a result, the Company's 2009 annual impairment test for goodwill indicated that the carrying value of its CRM reporting unit exceeded its fair value.

NCO GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        2008 fair value calculations assumed long-term growth rates of 4 percent and weighted average cost of capital ranging from approximately 13 percent to 14 percent. Late in 2008, the Company's ARM and Portfolio Management reporting units experienced a significant reduction in the collectability of both customer-placed and purchased accounts receivable resulting from deteriorating economic conditions. Due to the expected impact of the economic environment, the Company reduced its 2009 budgeted expectations for each of its reporting units. As a result, the Company's 2008 annual impairment test for goodwill and trade name indicated that the carrying values of all of its reporting units exceeded their fair values.

        As a result of the annual impairment testing, the Company recorded goodwill impairment charges of $57.0 million in the CRM segment in 2010. In 2009, the Company recorded goodwill impairment charges of $24.8 million, and in 2008 the Company recorded goodwill impairment charges of $120.0 million and trade name impairment charges of $5.0 million. In 2008, goodwill impairment charges of $155.5 million and trade name impairment charges of $9.0 million, related to the Portfolio Management segment, were included in discontinued operations.

        The Company did not record an impairment charge for the NCO trade name as a result of the annual testing since its fair value was greater than its carrying value. However, if the projected revenue associated with the NCO trade name decreases by more than five percent, the Company may have to record an impairment of the NCO trade name.

        The following summarizes the changes in the Company's reporting units' goodwill (amounts in thousands):

	ARM	CRM	Total
Balance at January 1, 2009:
Goodwill	$556,054	$128,365	$684,419
Accumulated impairment	(73,205)	(46,597)	(119,802)

	482,849	81,768	564,617

Goodwill impairment	—	(24,753)	(24,753)
OSI acquisition	(3,369)	—	(3,369)
TDM acquisition	1,428	—	1,428
Foreign currency translation and other	(2,066)	—	(2,066)

Balance at December 31, 2009:
Goodwill	552,047	128,365	680,412
Accumulated impairment	(73,205)	(71,350)	(144,555)

	478,842	57,015	535,857

Goodwill impairment	—	(57,015)	(57,015)
Acquisitions	1,170	—	1,170
Foreign currency translation and other	745	—	745

Balance at December 31, 2010:
Goodwill	553,962	128,365	682,327
Accumulated impairment	(73,205)	(128,365)	(201,570)

	$480,757	$—	$480,757

NCO GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        Trade name includes the NCO trade name, which is an indefinite-lived intangible asset and therefore is not subject to amortization. Similar to goodwill, the NCO trade name is reviewed at least annually for impairment. At December 31, 2010, the balance of the NCO trade name was $82.6 million.

        Trade name also includes certain trade names which are not considered to have indefinite lives and are therefore subject to amortization. At December 31, 2010 and 2009, the gross carrying amount of these trade names was $2.0 million, and the accumulated amortization was $1.1 million and $741,000, respectively.

        Other intangible assets subject to amortization consist of customer relationships and non-compete agreements. During 2009, the Company began to reduce its purchases of portfolios of accounts receivable and has made a decision to minimize further investments in purchased accounts receivable in the future. This decision resulted primarily from the continuation of the difficult collection environment, the competitive market for portfolio investments, as well as potential regulatory changes affecting the purchased accounts receivable business. As a result of this decision, the Company recorded an impairment charge of $5.3 million in 2009, for the Portfolio Management reporting unit's customer relationship intangible assets, which is included in discontinued operations.

        The following represents the other intangible assets subject to amortization (amounts in thousands):

	December 31, 2010		December 31, 2009
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Customer relationships	$438,332	$244,288	$437,412	$180,379
Non-compete agreements	3,372	2,345	3,955	2,306

Total	$441,704	$246,633	$441,367	$182,685

        During the years ended December 31, 2010, 2009 and 2008, the Company recorded amortization expense for these other intangible assets of $64.6 million, $67.3 million and $64.5 million, respectively. The following represents the Company's expected amortization expense for each of the next five years from these other intangible assets (amounts in thousands):

For the Years Ended December 31,	Estimated Amortization Expense
2011	$63,729
2012	59,442
2013	53,533
2014	15,762
2015	2,605

NCO GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12.  Accrued Expenses:

        Accrued expenses consisted of the following (amounts in thousands):

	December 31, 2010	December 31, 2009
Accrued taxes	$13,670	$11,284
Accrued rent and other related expense associated with an abandoned location	11,100	11,100
Accrued interest	8,976	9,293
Restructuring costs	7,364	6,334
Accrued contract labor expenses	4,124	3,872
Customer refundable fees	1,375	5,766
Derivative instruments	1,489	9,164
Book overdrafts	717	8,363
Other accrued expenses	42,465	42,074

	$91,280	$107,250

13.  Long-Term Debt:

        Long-term debt consisted of the following (amounts in thousands):

	December 31, 2010	December 31, 2009
Senior term loan	$507,220	$549,260
Senior revolving credit facility	10,000	17,000
Senior subordinated notes	200,000	200,000
Senior notes	165,000	165,000
Nonrecourse credit facility	1,778	14,322
Capital leases	4,709	4,789
Other	646	1,159
Less current portion	(22,124)	(41,699)

	$867,229	$909,831

        The following summarizes the Company's required debt payments (amounts in thousands):

2011	$22,124
2012	17,003
2013	646,947
2014	200,735
2015	749
Thereafter	1,795

$889,353

NCO GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  Senior Credit Facility:

        The Company has a senior credit facility ("Credit Facility") with a syndicate of financial institutions that, as of December 31, 2010, consisted of a term loan and a $100.0 million revolving credit facility. The Company is required to make quarterly principal repayments of $1.5 million on the term loan until its maturity in May 2013, at which time its remaining balance outstanding is due. The Company is also required to make quarterly prepayments of 75 percent of the excess cash flow from the Company's purchased accounts receivable, and annual prepayments of 75 percent or 50 percent of its excess annual cash flow, based on its leverage ratio, less the amounts paid during the year from the purchased accounts receivable excess cash flow prepayments. The revolving credit facility requires no minimum principal payments until its maturity. The availability of the revolving credit facility is reduced by any unused letters of credit ($5.0 million at December 31, 2010). As of December 31, 2010, the Company had $85.0 million of remaining availability under the revolving credit facility.

        All borrowings bear interest at an annual variable rate, based on either the prime rate (3.25 percent at December 31, 2010), the federal funds rate (0.13 percent at December 31, 2010), or LIBOR (0.26 percent 30-day LIBOR at December 31, 2010) plus an applicable margin, which is based on the type of rate and the Company's funded debt to earnings before interest, taxes, depreciation and amortization ("EBITDA") ratio, as defined in the loan agreement, subject to certain interest rate minimum requirements. The Company is charged a quarterly commitment fee on the unused portion of the revolving credit facility at an annual rate of 0.50 percent. For the years ended December 31, 2010 and 2009, the effective interest rate on the Credit Facility was approximately 9.23 percent and 8.61 percent, respectively. The Credit Facility also requires that the Company obtain certain levels of interest rate protection.

        Borrowings under the Credit Facility are collateralized by substantially all of the Company's assets. The Credit Facility contains certain financial and other covenants such as maintaining a maximum leverage ratio and a minimum interest coverage ratio, and includes restrictions on, among other things, acquisitions, the incurrence of additional debt, investments, investments in purchased accounts receivable, disposition of assets, liens and dividends and other distributions. At December 31, 2010, the Company was not in compliance with its leverage ratio maximum of 5.75, and its interest coverage ratio minimum of 1.80; however, the Company received a waiver from its lenders for this breech of financial covenants.

        Due to the expected impact of the economic environment on the Company's clients' business, and the resulting expected impact of that on the Company's 2011 results, as well as financial covenant ratio adjustments required under the Credit Facility in 2011, the Company became uncertain of its ability to remain in compliance with the financial covenants through 2011. Therefore, on March 25, 2011, the Company amended the Credit Facility to, among other things, adjust certain financial covenants, including increasing certain maximum leverage ratios and decreasing certain minimum interest coverage ratios, extend the maturity date of the revolving credit facility from November 15, 2011 to December 31, 2012 and reduce the maximum borrowing capacity to $75.0 million through November 15, 2011 and $67.5 million thereafter, and permit the Company to sell all or a portion of its portfolios of purchased accounts receivable. Management believes that the Company will be able to maintain compliance with these covenants in 2011. The Company's ability to maintain compliance with the covenants will be highly dependent on the Company's results of

NCO GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

operations and, to the extent necessary, the Company's ability to implement remedial measures such as further reductions in operating costs. If the Company were to enter into an agreement with its lenders for future covenant compliance relief, such relief could result in additional fees and higher interest expense.

        If an event of default, such as failure to comply with covenants or change of control, and the failure to negotiate and obtain any required relief from the lenders, were to occur under the Credit Facility, the Company would not be able to borrow under the revolving credit facility and the lenders would be entitled to declare all amounts outstanding under it immediately due and payable and foreclose on the pledged assets. Under these circumstances, the acceleration of the Company's debt could have a material adverse effect on its business.

  Senior Notes and Senior Subordinated Notes:

        The Company has $165.0 million of floating rate senior notes due 2013 ("Senior Notes") and $200.0 million of 11.875 percent senior subordinated notes due 2014 ("Senior Subordinated Notes") (collectively, "the Notes"). The Notes are guaranteed, jointly and severally, on a senior basis with respect to the Senior Notes and on a senior subordinated basis with respect to the Senior Subordinated Notes, in each case by all of the Company's existing and future domestic restricted subsidiaries (other than certain subsidiaries and joint ventures engaged in financing the purchase of delinquent accounts receivable portfolios and certain immaterial subsidiaries).

        The Senior Notes are senior unsecured obligations and are senior in right of payment to all existing and future senior subordinated indebtedness, including the Senior Subordinated Notes, and all future subordinated indebtedness. The Senior Notes bear interest at an annual rate equal to LIBOR plus 4.875 percent, reset quarterly. For the years ended December 31, 2010 and 2009, the effective interest rate of the Senior Notes was approximately 5.21 percent and 5.82 percent, respectively. The Company may redeem the Senior Notes, in whole or in part, at any time at varying redemption prices depending on the redemption date, plus accrued and unpaid interest.

        The Senior Subordinated Notes are unsecured senior subordinated obligations and are subordinated in right of payment to all existing and future senior indebtedness, including the Senior Notes and borrowings under the Credit Facility. The Company may redeem the Senior Subordinated Notes, in whole or in part, at any time on or after November 15, 2010 at varying redemption prices depending on the redemption date, plus accrued and unpaid interest.

        The indentures governing the Notes contain a number of covenants that limit the Company's and its restricted subsidiaries' ability, among other things, to: incur additional indebtedness and issue certain preferred stock, pay certain dividends, acquire shares of capital stock, make payments on subordinated debt or make investments, place limitations on distributions from restricted subsidiaries, issue or sell capital stock of restricted subsidiaries, guarantee indebtedness, sell or exchange assets, enter into transactions with affiliates, create certain liens, engage in unrelated businesses, and consolidate, merge or transfer all or substantially all of the Company's assets and the assets of its subsidiaries on a consolidated basis. As of December 31, 2010, the Company was in compliance with all required covenants. In addition, upon a change of control, the Company is required to offer to repurchase all of

NCO GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

the Notes then outstanding, at a purchase price equal to 101 percent of their principal amount, plus any accrued interest to the date of repurchase.

  Nonrecourse Credit Facility:

        The Company has a nonrecourse credit facility that funded certain purchases of accounts receivable prior to 2009. The Company does not have the ability to make any additional borrowings under the nonrecourse credit facility. The financing was structured, depending on the size and nature of the portfolio to be purchased, either as a borrowing arrangement or under various equity sharing arrangements. The lender financed non-equity borrowings with floating interest at an annual rate equal to LIBOR (0.26 percent 30-day LIBOR at December 31, 2010) plus 2.50 percent, or as negotiated. These borrowings are due two years from the date of each respective loan, unless otherwise negotiated. As additional return on the debt financed portfolios the lender receives residual cash flows, as negotiated, which is defined as all cash collections after servicing fees, floating rate interest, repayment of the borrowing, and the initial investment by the Company, including interest. Residual cash flow payments are accrued for as embedded derivatives.

        Borrowings under this credit facility are nonrecourse to the Company, except for the assets within the entities established in connection with the financing agreement. The nonrecourse debt agreements contain a collections performance requirement, among other covenants, that, if not met, provides for cross-collateralization with any other portfolios financed by the nonrecourse lender, in addition to other remedies.

        The debt outstanding under this facility was $1.8 million and $14.3 million as of December 31, 2010 and 2009, respectively, which included $1.8 million and $2.1 million, respectively, of accrued residual interest. The effective interest rate on these loans, including the residual interest component, was approximately 10.8 percent and 12.8 percent for the years ended December 31, 2010 and 2009, respectively. The nonrecourse debt agreements contain certain covenants such as meeting minimum cumulative collection targets. As of December 31, 2010, the Company was in compliance with all required covenants.

  Capital leases:

        The Company leases two real estate facilities under capital leases. These leases have ten year terms, expiring in 2018.

14.  Operating Leases:

        The Company leases certain equipment and real estate facilities under noncancelable operating leases. These leases expire between 2011 and 2021, and most contain renewal options. The following represents the future minimum payments, by year and in the aggregate, under noncancelable operating leases with initial or remaining terms of one year or more. The following future minimum payments have been reduced by minimum sublease rentals of $350,000, due in the future under noncancelable subleases, and do not include the

NCO GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

leases from the Company's former Fort Washington locations (note 19) (amounts in thousands):

2011	$44,826
2012	38,531
2013	31,775
2014	20,798
2015	14,725
Thereafter	16,667

$167,322

        For the years ended December 31, 2010, 2009 and 2008, rent expense was $48.5 million, $55.4 million and $51.0 million, respectively. The total amount of base rent payments is being charged to expense on the straight-line method over the term of the lease.

15.  Income Taxes:

        Consolidated income before income taxes consists of the following components (amounts in thousands):

	For the Year Ended December 31,
	2010	2009	2008
Domestic	$(123,678)	$(90,630)	$(434,016)
Foreign	(25,163)	1,322	6,713

	$(148,841)	$(89,308)	$(427,303)

        Income tax expense (benefit) consisted of the following components (amounts in thousands):

	For the Year Ended December 31,
	2010	2009	2008
Currently payable:
Federal	$37	$—	$—
State	1,197	1,397	1,921
Foreign	(999)	2,260	2,976
Deferred:
Federal	3,906	(1,815)	(73,596)
State	191	(770)	(3,333)
Foreign	2,540	(2,238)	85

Income tax expense (benefit)	$6,872	$(1,166)	$(71,947)

NCO GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        The components of the deferred tax assets and liabilities consisted of the following (amounts in thousands):

	December 31, 2010	December 31, 2009
Deferred tax assets:
Net operating loss carryforwards	$140,787	$129,441
Deferred contractual revenue	7,744	12,714
Accrued acquisition costs	500	1,416
Tax credit carryforwards	14,808	12,648
Accrued expenses	18,290	20,544

Total deferred tax assets	182,129	176,763
Valuation allowance	(110,741)	(68,416)

Net deferred tax assets	71,388	108,347

Deferred tax liabilities:
Intangible assets	93,189	111,330
Prepaid expenses	4,668	5,236
Property and equipment	220	2,835
Purchased accounts receivable	6,900	15,617

Total deferred tax liabilities	104,977	135,018

Net deferred tax liabilities	$(33,589)	$(26,671)

        The Company had a $104.0 million deferred tax asset for federal net operating loss carryforwards of $297.2 million at December 31, 2010, which expire between 2019 and 2030. The Company had a $93.7 million deferred tax asset for federal net operating loss carryforwards of $267.7 million at December 31, 2009.

        At December 31, 2010, approximately $122.1 million of the Company's federal net operating loss carryforwards are subject to limitations as defined by Section 382 of the Internal Revenue Code. Section 382 imposes limitations on a corporation's ability to utilize its NOL carryforwards if it experiences an "ownership change." In general terms, an ownership change results from transactions increasing the ownership of certain stockholders in the stock of a corporation by more than 50 percent over a three-year period.

        The Company had a $6.6 million deferred tax asset for foreign net operating loss carryforwards of $24.5 million at December 31, 2010, which will begin to expire in 2013 and in some countries are indefinite. The Company had $18.1 million of foreign net operating loss carryforwards at December 31, 2009.

        The Company had a deferred tax asset of $30.2 million for state net operating loss carryforwards at December 31, 2010, which expire between 2011 and 2030. At December 31, 2009, the Company had a deferred tax asset of $30.7 million for state net operating loss carryforwards.

        The deferred tax liability related to intangible assets arose primarily from the Transaction on November 15, 2006, as well as other subsequent acquisitions.

NCO GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  Valuation Allowance:

        In assessing the realization of deferred tax assets, the Company's management considers whether it is more likely than not that some portion of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible or the net operating losses can be utilized.

        As a result of incurring cumulative losses over the past several years, the Company has provided for a full valuation allowance of $86.5 million on the total federal and certain state and foreign net deferred tax assets as of December 31, 2010. In addition, a valuation allowance of $24.2 million has been provided on a portion of deferred tax assets relating to certain foreign and state net operating losses and state tax credit carryforwards based on management's assessment that it is more likely than not that such amounts will not be realized. This represents a total increase in the valuation allowance of $42.3 million due primarily to an increase in federal and certain state net deferred tax assets and additional state and foreign net operating losses in 2010. Of the total increase in 2010, $3.1 million relates to adjustments to the beginning of the year balance of the valuation allowance for certain federal, state and foreign deferred tax assets due to changes in judgment in the realizabilty of the related deferred tax asset in future years.

        The following table presents the changes in the valuation allowance for deferred tax assets (amounts in thousands):

		Additions
	Balance at beginning of year	Charged to costs and expenses	Charged to other accounts(1)	Deductions		Balance at end of year
Year ended December 31, 2010	$68,416	$45,818	$—	$(3,493	)(2)	$110,741
Year ended December 31, 2009	$31,351	$35,088	$1,977	$—		$68,416
Year ended December 31, 2008	$24,037	—	$8,260	$(946	)(3)	$31,351

(1)
The increases in the valuation allowance not charged to the provision for income taxes relate to amounts recorded as an adjustment to goodwill.

(2)
Relates primarily to a credit to the provision for income taxes due to the expiration of federal and certain state net operating losses in the year.

(3)
Relates to a credit to the provision for income taxes for state net operating losses.

NCO GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  Effective Tax Rate:

        A reconciliation of the U.S. statutory income tax rate to the effective rate was as follows:

	For the Year Ended December 31,
	2010	2009	2008
U.S. statutory income tax rate	35.0%	35.0%	35.0%
State taxes, net of federal	(0.6)	(0.2)	0.5
Goodwill impairment	(6.2)	(7.8)	(17.4)
Valuation allowance	(24.1)	(30.1)	—
Permanent items	0.7	3.0	(0.1)
Noncontrolling interest	—	(0.5)	(2.1)
Foreign	(7.6)	(1.0)	(0.2)
Other, net	(1.8)	2.9	1.1

Effective tax rate	(4.6)%	1.3%	16.8%

        The effective tax rate for the year ended December 31, 2010 is primarily impacted by the goodwill impairment and increase to the valuation allowance in 2010. The majority of our goodwill is not deductible for income tax purposes.

        Taxes have not been provided on the cumulative undistributed earnings of foreign subsidiaries, which are deemed permanently reinvested, of $45.1 million and $41.9 million at December 31, 2010 and 2009, respectively. Quantification of the deferred tax liability associated with permanently reinvested earnings is not practicable.

  Uncertain Tax Positions:

        As of December 31, 2010 and 2009, the Company had $11.1 million and $12.7 million in reserves for uncertain tax positions, including penalties that, if recognized, would affect the effective tax rate.

        The Company recognizes interest related to uncertain tax positions in "Interest expense." Interest expense (benefit) on unrecognized tax benefits was $(519,000), $(2.7) million, and $681,000 for the years ended December 31, 2010, 2009 and 2008, respectively. As of December 31, 2010 and 2009, the Company had $4.0 million and $4.5 million, respectively, of accrued interest related to uncertain tax positions.

        The Company recognizes penalties related to uncertain tax positions in the provision for income taxes. Penalties included in income taxes on unrecognized tax benefits were $78,000, $(192,000), and $203,000 for the years ended December 31, 2010, 2009 and 2008, respectively. As of December 31, 2010 and 2009, the Company had accrued penalties related to uncertain tax positions of $1.1 million and $1.0 million, respectively.

        The Company believes that it is reasonably possible that a decrease of $1.2 million in unrecognized tax benefits may be necessary within the next twelve months due to a lapse in the statute of limitations. The Company's estimate of reasonably possible changes in unrecognized tax benefits during the next twelve months is classified as a current liability.

NCO GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        The following is a roll-forward of the Company's gross unrecognized tax benefits (amounts in thousands):

Balance at January 1, 2008	$9,617
Prior year positions:
Additions	1,407
Change in exchange rates	(1,349)
Reductions due to statute lapse	(852)

Balance at January 1, 2009	8,823
Prior year positions:
Additions	6,510
Reductions	(340)
Current year positions:
Additions	521
Settlements with tax authorities	(4,394)
Change in exchange rates	734
Reductions due to statute lapse	(148)

Balance at December 31, 2009	11,706
Prior year positions:
Additions	10
Reductions	(5)
Current year positions:
Additions	785
Change in exchange rates	(85)
Reductions due to statute lapse	(2,360)

Balance at December 31, 2010	$10,051

        The Company is subject to federal, state and foreign income tax audits from time to time that could result in proposed assessments. The Company cannot predict with certainty how these audits will be resolved and whether the Company will be required to make additional tax payments, which may or may not include penalties and interest. As of December 31, 2010, the Company is no longer subject to federal income tax examinations for years prior to 2006. For most states and foreign countries where the Company conducts business, the Company is subject to examination for the preceding three to six years. In certain states and foreign countries, the period could be longer.

        Management believes that the Company has provided sufficient tax provisions for tax periods within the statutory period of limitations not previously audited and that are potentially open for examination by the taxing authorities. Potential liabilities associated with these years will be resolved when an event occurs to warrant closure, primarily through the completion of audits by taxing jurisdictions. To the extent audits or other events result in a material adjustment to the accrued estimates, the effect would be recognized during the period of the event. There can be no assurance, however, that the ultimate outcome of audits will not have a material adverse impact on the Company's financial position, results of operations or cash flows.

NCO GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16.  Stockholders' Equity:

        The following summarizes the Company's share activity (shares in thousands):

	Preferred	Class L Common	Class A Common
Balance, January 1, 2008	1,408	364	1,822
Issuance of preferred stock	867	—	—
Issuance of preferred stock dividends	298	—	—
Issuance of common stock, net of cancelations	—	37	1,012
Issuance of restricted stock, net of cancelations	—	—	103

Balance, December 31, 2008	2,573	401	2,937
Issuance of preferred stock	176	—	—
Issuance of preferred stock dividends	403	—	—
Issuance of common stock, net of cancelations	—	(1)	24

Balance, December 31, 2009	3,152	400	2,961
Issuance of preferred stock dividends	474	—	—

Balance, December 31, 2010	3,626	400	2,961

  Capital Stock:

        The Company is authorized to issue three classes of capital stock: Preferred Stock, par value $0.01 per share, Class L Common Stock, par value $0.01 per share ("Class L") and Class A common stock, par value $0.01 per share ("Class A"). Shares of Class L, Class A and three series of Preferred Stock, Series A 14 percent PIK Preferred Stock ("Series A"), Series B-1 19 percent PIK Preferred Stock ("Series B-1"), and Series B-2 19 percent Preferred Stock ("Series B-2"), are issued and outstanding.

        Series A is entitled to a quarterly "paid-in-kind" dividend at an annual rate of 14 percent and Series B-1 is entitled to a quarterly "paid-in-kind" dividend at an annual rate of 19 percent. Series B-2 is entitled to a yield at an annual rate of 19 percent and Class L is entitled to a yield at an annual rate of 14 percent. The dividends and yields are calculated on February 28, May 31, August 31, and November 30 of each year. The yields for Series B-2 and Class L are compounding and accumulate on the unreturned initial investment but are not declared until payment. As of December 31, 2010, the accumulated yield for shares of Series B-2 and Class L was $1.9 million and $68.1 million, respectively.

        The following presents the Series A and Series B-1 shares issued for the "paid-in-kind" dividends (shares in thousands):

	For the Year Ended December 31,
	2010	2009
Series A	430	374
Series B-1	44	28

        On January 2, 2008, the Company issued 22,484 shares of Series A to JPM and in February 2009, the Company issued 7,400 shares of Series A to JPM, as partial consideration for the acquisition of SST. Due to the related party nature of the acquisition (note 4), the remaining consideration of $8.1 million and the return of $4.0 million of cash that was not

NCO GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

acquired were deemed cash dividend payments in 2008, and the remaining consideration of $3.2 million in addition to other post-closing adjustments resulted in a deemed investment of $2.2 million in 2009.

        In March 2008, in connection with the OSI acquisition, the Company privately placed 802,262 shares of Series A, 37,738 shares of Class L and 1,012,261 shares of Class A for aggregate proceeds of $210.0 million. The entire amount of the proceeds was used to acquire OSI.

        On December 8, 2008, the Company increased its authorized capital to the following amounts: 7,500,000 shares of Preferred Stock; 800,000 shares of Class L; and 4,500,000 shares of Class A. On December 9, 2008, the Company privately placed 41,026.6 shares of Series B-1 and 1,088.6 shares of Series B-2, for aggregate proceeds of $10.0 million.

        On March 25, 2009, the Company sold 148,463.6 shares of its Series B-1 Preferred Stock and 19,957.4 shares of its Series B-2 Preferred Stock to One Equity Partners, Michael J. Barrist and certain members of executive management, and other co-investors for an aggregate purchase price of $40.0 million. The proceeds were used to pay down $15.0 million of term loan borrowings, and the remainder, net of expenses, of $22.5 million was used to repay borrowings under the revolving credit facility.

        Preferred Stock and Class L, in the aggregate, have a preference on distributions (excluding paid-in-kind dividends) allocated as follows: first to unpaid yield accruing on Class L or Series A and the unreturned value of Series A issued in a paid-in-kind dividend, and second to the unreturned initial investment in Class L, excluding the portion of such investment that is attributable to the right of Class L to share generally in distributions, and the unreturned initial investments in Series A. Once this preference has been paid in full, all remaining distributions are payable to Class L and Class A on a pro-rata basis.

        Preferred Stock is not entitled to vote, and Class L and Class A vote together as a single class, with each share entitled to one vote. In addition, the Company may not enter into an agreement or consummate a transaction that would result in a change of control or an initial public offering without the consent of the holders of a majority of the then outstanding shares of Series A and Class L voting as a single class.

  Stock-based Compensation:

        The Company has a Restricted Share Plan, as amended and restated that is administered by the Compensation Committee of the Board of Directors, which approves the grants to employees recommended by the Company's chief executive officer and to the Company's independent directors. Shares of restricted stock granted under the Restricted Share Plan vest in 25 percent increments over a period of four years, provided that the recipient remains employed by the Company. At December 31, 2010, an aggregate of 333,011 restricted shares of Class A common stock had been awarded and 3,656 shares of Class A common stock were available for future awards under the Restricted Share Plan. Compensation expense recognized related to the awards for the years ended December 31, 2010, 2009 and 2008 was $712,000, $1.1 million and $667,000, respectively. At December 31, 2010, there was $456,000 of unrecognized pre-tax compensation cost related to the non-vested restricted shares. The Company measures compensation expense based on the grant date fair value, and has elected to recognize this compensation expense on a straight-line basis over the weighted-average service period, which is expected to be four years.

NCO GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17.  Derivative Financial Instruments:

        The Company may enter into forward exchange contracts to minimize the impact of currency fluctuations on transactions and cash flows. These contracts may be designated as cash flow hedges. At December 31, 2010, the Company had no forward exchange contracts outstanding.

        The Company has interest rate swap agreements to minimize the impact of LIBOR fluctuations on interest payments on the Company's floating rate debt. The interest rate swaps may be designated as cash flow hedges. The interest rate swaps cover an aggregate notional amount of $293.7 million. The Company is required to pay the counterparties quarterly interest payments at a weighted average fixed rate ranging from 3.41 percent to 3.44 percent, and receives from the counterparties variable quarterly interest payments based on LIBOR. The net interest paid or received is included in interest expense. On March 25, 2009, the Company amended its senior credit facility, which amendment included a minimum LIBOR of 2.50 percent. This amendment caused the existing interest rate swaps to become ineffective and, as of March 25, 2009, these interest rate swaps were not accounted for as cash flow hedges. Accordingly, the fair value of the interest rate swaps at March 25, 2009 is being amortized to interest expense, using the effective interest rate method, over the remaining lives of the interest rate swap agreements, and future changes in the fair value of these interest rate swaps after March 25, 2009 are recorded in interest expense. The Company's interest rate swaps expire during the first quarter of 2011.

        The Company has embedded derivatives relating to the contingent payment provision in its nonrecourse credit facility relating to purchased accounts receivable, and relating to the sellers' participation in collections that are in excess of minimum targets for certain portfolios of purchased accounts receivable.

        The following summarizes the fair value of the Company's derivatives (amounts in thousands):

	December 31, 2010		December 31, 2009
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives not designated as hedges:
Asset derivatives
Forward exchange contracts			Other current assets	$2

Total asset derivatives not designated as hedges				$2

Liability derivatives
Interest rate swaps	Accrued expenses	$1,489	Accrued expenses	$9,104
Embedded derivatives	Long-term debt and accrued expenses	2,486	Long-term debt and accrued expenses	3,306
Forward exchange contracts	Accrued expenses	—	Accrued expenses	60

Total liability derivatives not designated as hedges		$3,975		$12,470

NCO GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        The following table summarizes the effect of derivatives designated as hedges on the Company for the year ended December 31, 2009 (there were no derivatives designated as hedges for the year ended December 31, 2010) (amounts in thousands):

	Location of Gain (Loss) Reclassified into Earnings	Amount of Gain (Loss) Recognized in OCI (net of taxes)	Amount of Gain (Loss) Reclassified Into Earnings
Derivatives designated as hedges:
Interest rate swaps (prior to March 25, 2009)	Interest expense	$(719)	$(8,666)

Total derivatives designated as hedges		$(719)	$(8,666)

        The following table summarizes the effect of derivatives not designated as hedges on the Company (amounts in thousands):

		For the Year Ended December 31,
		2010	2009
	Location of Gain (Loss) Recognized in Earnings	Amount of Gain (Loss) Recognized in Earnings	Amount of Gain (Loss) Recognized in Earnings
Derivatives not designated as hedges:
Forward exchange contracts	Other income (expense)	$1,206	$7,014
Interest rate swaps (after March 25, 2009)	Interest expense	(2,058)	(5,520)
Amortization of interest rate swaps	Interest expense	(5,033)	—
Embedded derivatives	Interest expense	(1,235)	128
Interest rate caps	Other income (expense)	—	(45)

Total derivatives not designated as hedges		$(7,120)	$1,577

18.  Supplemental Cash Flow Information:

        The following are supplemental disclosures of cash flow information (amounts in thousands):

	For the Year Ended December 31,
	2010	2009	2008
Cash paid for interest	$80,797	$100,181	$99,265
Cash paid for income taxes	3,046	1,504	4,276
Noncash investing and financing activities:
Fair value of assets acquired	—	15,168	139,489
Liabilities assumed from acquisitions	—	13,224	127,928
Capital leases	—	—	5,456
Adjustment to acquired assets and liabilities	—	—	(62)
Disposal of fixed assets	—	—	13

NCO GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19.  Employee Benefit Plans:

        The Company has a savings plan under Section 401(k) of the Internal Revenue Code, (the "Plan"), for its U.S. employees. The Plan allows all eligible employees to defer up to 15 percent of their income on a pretax basis through contributions to the Plan, subject to limitations under Section 401(k) of the Internal Revenue Code. The Company will provide a matching contribution of 25 percent of the first six percent of an employee's contribution. The Company also has similar type plans for its international employees. The charges to operations for these benefits were $ 2.1 million, $2.3 million and $3.3 million for the years ended December 31, 2010, 2009 and 2008, respectively.

        The Company has a deferred compensation plan, (the "Deferred Compensation Plan"), to permit eligible employees of the Company to defer receipt and taxation of their compensation from the Company each year up to the limit in effect under Section 402(g) of the Internal Revenue Code, less amounts contributed to the Deferred Compensation Plan. The Company, at its discretion, may make a contribution that will be allocated among participants in proportion to their deferrals for such year. All executive officers and other key employees designated by the Company are eligible to participate in the Deferred Compensation Plan. At December 31, 2010 and 2009, the Company had a liability of $957,000, related to the Deferred Compensation Plan.

20.  Commitments and Contingencies:

  Purchase Commitments:

        The Company enters into noncancelable agreements with certain vendors that require minimum purchase commitments. These agreements expire between 2011 and 2012. The following represents the future minimum payments, by year and in the aggregate, under noncancelable purchase commitments (amounts in thousands):

2011	$9,725
2012	7,392

$17,117

        The Company incurred $12.7 million, $12.8 million and $8.4 million of expense from vendors associated with these purchase commitments for the years ended December 31, 2010, 2009 and 2008, respectively.

  Litigation and Investigations:

        The Company is party, from time to time, to various legal proceedings, regulatory investigations, client audits and tax examinations incidental to its business. The Company continually monitors these legal proceedings, regulatory investigations, client audits and tax examinations to determine the impact and any required accruals.

Fort Washington Flood:

        In June 2001, the first floor of the Company's Fort Washington, Pennsylvania, headquarters was severely damaged by a flood caused by remnants of Tropical Storm Allison. The Company subsequently decided to relocate its corporate headquarters to Horsham, Pennsylvania. The Company filed a lawsuit on August 14, 2001 in the Court of Common Pleas,

NCO GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Montgomery County, Pennsylvania (Civil Action No. 01-15576) against the current landlord and the former landlord of the Fort Washington facilities to terminate the leases and to obtain other relief. The landlord and the former landlord filed counter-claims against the Company. The Company maintains a reserve that it believes is adequate to address its exposure to this matter and plans to continue to contest this matter.

Attorneys General:

        From time to time, the Company receives subpoenas or other similar information requests from various states' Attorneys General, requesting information relating to its Company's debt collection practices in such states. The Company responds to such inquires or investigations and provides certain information to the respective Attorneys General offices. The Company believes it is in compliance with the laws of the states in which it does business relating to debt collection practices in all material respects. However, no assurance can be given that any such inquiries or investigations will not result in a formal investigation or an enforcement action. Any such enforcement actions could result in fines as well as the suspension or termination of its ability to conduct business in such states.

Other:

        The Company is involved in other legal proceedings, regulatory investigations, client audits and tax examinations from time to time in the ordinary course of its business. Management believes that none of these other legal proceedings, regulatory investigations, client audits or tax examinations will have a materially adverse effect on the financial condition or results of operations of the Company.

21.  Segment Reporting:

        As discussed in note 1, in April and August 2011, Portfolio Management sold a significant portion of its purchased accounts receivable portfolios. Subsequent to the August sale, which constituted a significant portion of the Portfolio Management segment, the sold portfolios and related results are presented as discontinued operations on the consolidated statements of operations and statements of cash flows, and prior periods have been restated. The remaining portfolios of purchased accounts receivable are not significant and are part of ARM. The Company's business consists of two operating divisions: ARM and CRM. The accounting policies of the segments are the same as those described in note 2, "Accounting Policies."

        ARM provides accounts receivable management services to consumer and commercial accounts for all market sectors including financial services, healthcare, retail and commercial, telecommunications, utilities, education, and government. ARM serves clients of all sizes in local, regional and national markets in North America, Europe and Australia through offices in North America, Asia, Europe and Australia. In addition to traditional accounts receivable collections, these services include developing the client relationship beyond bad debt recovery and delinquency management, and delivering cost-effective accounts receivable solutions to all market sectors.

NCO GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        The following table presents ARM revenue from customers by country (amounts in thousands):

	For the Year Ended December 31,
	2010	2009	2008
U.S.	$1,191,858	$1,101,297	$1,033,416
Canada	47,197	40,872	46,831
Australia	27,308	23,079	19,244
U.K.	15,749	22,353	25,751
Mexico	10,101	12,745	10,928

        CRM provides customer relationship management services to clients in North America through offices in North America and Asia. CRM also provided certain services to ARM, and recorded revenue of $5.2 million and $2.9 million for these services for the years ended December 31, 2009 and 2008, respectively.

        The following table presents CRM revenue from customers by country (amounts in thousands):

	For the Year Ended December 31,
	2010	2009	2008
U.S.	$277,026	$330,401	$351,671
Canada	1,673	2,536	7,985
Panama	1,653	1,555	1,440

        The following table presents total assets, net of intercompany balances, for each segment (amounts in thousands):

	December 31,
	2010	2009	2008
ARM	$1,004,573	$1,079,180	$1,220,399
CRM	151,626	239,373	283,328
Portfolio Management	81,514	141,482	197,912

Total assets	$1,237,713	$1,460,035	$1,701,639

        The following tables present the revenue, payroll and related expenses, selling, general and administrative expenses, reimbursable costs and fees, restructuring charges, income (loss) from operations before depreciation and amortization (including impairment of intangible assets) and capital expenditures for each segment (amounts in thousands):

	For the Year Ended December 31, 2010
	ARM	CRM	Total
Revenues	$1,292,213	$280,352	$1,572,565
Payroll and related expenses	480,091	212,828	692,919
Selling, general and admin. expenses	349,886	57,019	406,905
Reimbursable costs and fees	343,101	—	343,101
Restructuring charges	14,991	2,077	17,068

Income from continuing operations before depreciation and amortization	$104,144	$8,428	$112,572

Capital expenditures	$17,415	$6,898	$24,313

NCO GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	For the Year Ended December 31, 2009
	ARM	CRM	Eliminations	Total
Revenues	$1,200,346	$334,492	$(5,111)	$1,529,727
Payroll and related expenses	533,526	238,836	(5,111)	767,251
Selling, general and admin. expenses	408,233	59,892	—	468,125
Reimbursable costs and fees	126,992	—	—	126,992
Restructuring charges	10,644	(635)	—	10,009

Income from continuing operations before depreciation and amortization	$120,951	$36,399	$—	$157,350

Capital expenditures	$19,144	$12,998	$—	$32,142

	For the Year Ended December 31, 2008
	ARM	CRM	Eliminations	Total
Revenues	$1,136,170	$361,096	$(2,894)	$1,494,372
Payroll and related expenses	571,647	256,895	(2,894)	825,648
Selling, general and admin. expenses	422,178	61,723	—	483,901
Reimbursable costs and fees	25,792	—	—	25,792
Restructuring charges	7,631	3,969	—	11,600

Income from continuing operations before depreciation and amortization	$108,922	$38,509	$—	$147,431

Capital expenditures	$24,134	$19,262	$—	$43,396

22.  Related Party Transactions:

        The Company pays OEP a management fee of $3.0 million per year, plus reimbursement of expenses, for management, advice and related services. These fees are included in selling, general and administrative expenses.

        OEP is managed by OEP Holding Corporation, a wholly owned indirect subsidiary of JPMorgan Chase & Co. ("JPM"), and JPM is a client of the Company. For the years ended December 31, 2010, 2009 and 2008, the Company received fees for providing services to JPM of $10.0 million, $12.6 million and $14.8 million, respectively. Additionally, an affiliate of Citigroup is a co-investor of the Company, and Citigroup is a client of the Company. For the years ended December 31, 2010, 2009 and 2008, the Company received fees for providing services to Citigroup of $47.8 million, $57.5 million and $69.5 million, respectively. At December 31, 2010, 2009 and 2008, the Company had accounts receivable of $1.5 million, $5.8 million and $3.3 million, respectively, due from Citigroup.

        JPMorgan Chase Bank, N.A., an affiliate of JPM, is a lender under the Company's Credit Facility. The Credit Facility consists of substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions for unrelated parties, and does not involve more than the normal risk of uncollectibility or present other unfavorable features.

        The Company also has certain corporate banking relationships with affiliates of JPM and is charged market rates for these services.

        On January 2, 2008, the Company acquired SST, a third-party consumer receivable servicer. Prior to the acquisition, SST was an indirect wholly owned subsidiary JPM. JPM also indirectly wholly owns OEP, which has had a controlling interest in the Company since November 15, 2006 (note 4).

NCO GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

23.  Recently Issued and Proposed Accounting Guidance:

        In June 2009, the FASB issued authoritative guidance for transfers of financial assets. This guidance removes the concept of qualifying special-purpose entities and eliminates the exception from applying guidance related to consolidating of variable interest entities to qualifying special-purpose entities. This guidance requires additional disclosures in order to provide greater transparency about transfers of financial assets and a transferor's continuing involvement with transferred financial assets. The Company adopted this guidance on January 1, 2010, and it did not have a material impact on its financial condition or results of operations.

        In October 2009, the FASB issued amended guidance for revenue recognition related to multiple-deliverable revenue arrangements. This guidance, among other things, creates a hierarchy for determining the selling price of a deliverable, which will now include an estimated selling price if neither vendor-specific objective evidence nor third-party evidence exist. This may result in more instances of separating consideration in multiple-deliverable arrangements. Disclosures related to multiple-deliverable revenue arrangements have also been expanded. This guidance was effective for the Company for revenue arrangements entered into or materially modified on or after January 1, 2011, and it will not have a material impact on its financial condition or results of operations.

        In June 2009, the FASB issued amended guidance for consolidation of variable interest entities. This guidance amends previous guidance to require companies to perform an analysis to determine if their variable interest gives them a controlling financial interest in the variable interest entity, and requires ongoing reassessments of who is the primary beneficiary of a variable interest entity. This guidance also requires enhanced disclosures of information about involvement in a variable interest entity. The Company adopted this guidance on January 1, 2010, and it did not have a material impact on its financial condition or results of operations.

        In January 2010, the FASB issued amended guidance for disclosures about fair value measurements, which requires new disclosures regarding transfers in and out of Level 1 and 2 measurements and requires additional disclosures regarding activity in Level 3 measurements. This guidance also clarifies existing fair value disclosures regarding the level of disaggregation and the input and valuation techniques used to measure fair value. The Company adopted this guidance on January 1, 2010, except for the requirement for additional disclosures of Level 3 activity which is effective on January 1, 2011, and it did not have a material impact on its financial condition or results of operations.

        In April 2010, the FASB issued amended guidance for loan modifications when the loan is part of a pool that is accounted for as a single asset. This guidance clarifies that modifications of loans that are accounted for within a pool, which have evidence of credit deterioration upon acquisition, do not result in the removal of those loans from the pool even if the modification would otherwise be considered a troubled debt restructuring. An entity will continue to be required to consider whether the pool of assets in which the loan is included is impaired if expected cash flows for the pool change. The amended guidance was effective for the Company for loan modifications made in or after the third quarter of 2010. The Company adopted this guidance and it did not have a material impact on its results of operations or financial position.

NCO GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        In July 2010, the FASB issued amended guidance for disclosures about financing receivables and allowances for credit losses. The guidance requires further disaggregated disclosures that improve financial statement users' understanding of (1) the nature of an entity's credit risk associated with its financing receivables and (2) the entity's assessment of that risk in estimating its allowance for credit losses as well as changes in the allowance and the reasons for those changes. The new disclosure requirements are effective for the Company for the annual reporting period ending December 31, 2010. Certain disclosures related to allowance and modification activities will be effective for the Company for reporting periods beginning January 1, 2011. The Company does not expect the adoption of this guidance to have a material impact on its financial condition or results of operations.

        In December 2010, the FASB issued amended guidance for business combinations, specifically related to disclosures of supplementary pro forma information. The amended guidance specifies that if comparative financial statements are presented, then revenue and earnings of the combined entity should be disclosed as though the business combination, which occurred during the current year, had occurred as of the beginning of the comparable prior annual reporting period only. The amended guidance also expands the supplemental pro forma information disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination. The amended guidance is effective for the Company for acquisitions occurring on or after January 1, 2011. The Company does not expect the adoption of this guidance to have a material impact on its financial condition or results of operations.

        In December 2010, the FASB issued amended guidance for goodwill and other intangible assets, specifically related to when to perform step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts. Under the amended guidance, if a reporting unit's carrying amount is zero or negative then step 2 of the goodwill impairment test is required to be performed if it is more likely than not that a goodwill impairment exists. The amended guidance is effective for the Company on January 1, 2011. The Company is reviewing the guidance to assess the impact of adoption.

24.  Allowance for Doubtful Accounts:

        The following table presents the activity in the allowance for doubtful accounts (amounts in thousands):

		Additions
	Balance at beginning of year	Charged to costs and expenses	Charged to other accounts	Deductions(1)	Balance at end of year
Year ended December 31, 2010:
Allowance for doubtful accounts	$5,824	$1,813	$56	$(1,897)	$5,796
Year ended December 31, 2009:
Allowance for doubtful accounts	$5,008	$2,797	$500	$(2,481)	$5,824
Year ended December 31, 2008:
Allowance for doubtful accounts	$3,137	$3,030	$3,786	$(4,945)	$5,008

(1)
Uncollectible accounts written off, net of recoveries.

NCO GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

25.  Subsequent Events:

        On March 18, 2011, the Company's Board of Directors terminated the Company's President and Chief Executive Officer, Michael J. Barrist, and appointed Ronald A. Rittenmeyer as the Company's President and Chief Executive Officer. Mr. Barrist remains as the Company's Chairman of the Board.

26.  Subsidiary Guarantor Financial Information:

        The Notes are fully and unconditionally guaranteed, jointly and severally, by certain domestic 100 percent owned subsidiaries of the Company (collectively, the "Guarantors"). Non-guarantors consist of all non-domestic subsidiaries, certain subsidiaries engaged in financing the purchase of delinquent accounts receivable portfolios, portfolio joint ventures (which are engaged in portfolio financing transactions) and certain immaterial subsidiaries (collectively, the "Non-Guarantors"). The following tables present the consolidating financial information for the Company (Parent), the Guarantors and the Non-Guarantors, together with eliminations, as of and for the periods indicated.

NCO GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

CONSOLIDATING BALANCE SHEET
December 31, 2010

(Amounts in thousands)	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$19,409	$13,668	$—	$33,077
Accounts receivable, trade, net of allowance for doubtful accounts	—	153,526	17,824	—	171,350
Deferred income taxes	(10,468)	17,094	2,458	—	9,084
Prepaid expenses and other current assets	1,587	38,376	41,258	—	81,221

Total current assets	(8,881)	228,405	75,208	—	294,732

Property and equipment, net	—	71,472	27,617	—	99,089

Other assets:
Goodwill	—	438,837	41,920	—	480,757
Trade name, net of accumulated amortization	—	80,661	2,847	—	83,508
Customer relationships and other intangible assets, net of accumulated amortization	—	182,734	12,337	—	195,071
Investment in subsidiaries	754,036	(16,347)	—	(737,689)	—
Deferred income taxes	330	1,167	2,752	—	4,249
Other assets	11,037	48,439	20,831	—	80,307

Total other assets	765,403	735,491	80,687	(737,689)	843,892

Total assets	$756,522	$1,035,368	$183,512	$(737,689)	$1,237,713

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Long-term debt, current portion	$20,014	$245	$1,865	$—	$22,124
Intercompany payable (receivable)	189,799	(289,904)	100,105	—	—
Income taxes payable	—	—	4,662	—	4,662
Accounts payable	750	16,305	2,732	—	19,787
Accrued expenses	6,749	54,046	30,485	—	91,280
Accrued compensation and related expenses	—	23,517	13,061	—	36,578
Deferred revenue, current portion	—	30,698	601	—	31,299
Deferred income taxes	—	5	1,153		1,158

Total current liabilities	217,312	(165,088)	154,664	—	206,888
Long-term liabilities:
Long-term debt, net of current portion	487,801	374,263	5,165	—	867,229
Deferred income taxes	(38,495)	79,609	4,649	—	45,763
Deferred revenue, net of current portion	—	696	—	—	696
Other long-term liabilities	9,498	10,286	10,427	—	30,211
Stockholders' equity:
Total NCO Group, Inc. stockholders' equity	80,406	735,602	2,087	(737,689)	80,406
Noncontrolling interests	—	—	6,520	—	6,520

Total stockholders' equity	80,406	735,602	8,607	(737,689)	86,926

Total liabilities and stockholders' equity	$756,522	$1,035,368	$183,512	$(737,689)	$1,237,713

NCO GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

CONSOLIDATING BALANCE SHEET
December 31, 2009

(Amounts in thousands)	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$18,984	$20,237	$—	$39,221
Accounts receivable, trade, net of allowance for doubtful accounts	—	156,600	21,467	—	178,067
Deferred income taxes	(28,808)	29,327	1,234	—	1,753
Prepaid expenses and other current assets	1,358	52,147	59,436	—	112,941

Total current assets	(27,450)	257,058	102,374	—	331,982

Property and equipment, net	—	89,347	32,970	—	122,317

Other assets:
Goodwill	—	470,621	65,236	—	535,857
Trade name, net of accumulated amortization	—	81,065	2,847	—	83,912
Customer relationships and other intangible assets, net of accumulated amortization	—	239,393	19,289	—	258,682
Investment in subsidiaries	729,604	34,738	—	(764,342)	—
Deferred income taxes	—	—	3,548	—	3,548
Other assets	12,852	75,110	35,775	—	123,737

Total other assets	742,456	900,927	126,695	(764,342)	1,005,736

Total assets	$715,006	$1,247,332	$262,039	$(764,342)	$1,460,035

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Long-term debt, current portion	$29,334	$583	$11,782	$—	$41,699
Intercompany (receivable) payable	(953)	(116,887)	117,840	—	—
Income taxes payable	—	—	2,838	—	2,838
Accounts payable	—	13,387	2,478	—	15,865
Accrued expenses	14,367	67,538	25,345	—	107,250
Accrued compensation and related expenses	—	26,225	11,869	—	38,094
Deferred revenue, current portion	—	39,101	427	—	39,528

Total current liabilities	42,748	29,947	172,579	—	245,274
Long-term liabilities:
Long-term debt, net of current portion	517,521	388,531	3,779	—	909,831
Deferred income taxes	(82,653)	108,563	6,062	—	31,972
Deferred revenue, net of current portion	—	1,147	—	—	1,147
Other long-term liabilities	8,290	9,153	13,818	—	31,261
Stockholders' equity:
Total NCO Group, Inc. stockholders' equity	229,100	709,991	54,351	(764,342)	229,100
Noncontrolling interests	—	—	11,450	—	11,450

Total stockholders' equity	229,100	709,991	65,801	(764,342)	240,550

Total liabilities and stockholders' equity	$715,006	$1,247,332	$262,039	$(764,342)	$1,460,035

NCO GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended December 31, 2010

Amounts in thousands)	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Revenues:
Services	$—	$1,159,331	$282,094	$(211,961)	$1,229,464
Reimbursable costs and fees	—	342,798	303	—	343,101

Total revenues	—	1,502,129	282,397	(211,961)	1,572,565

Operating costs and expenses:
Payroll and related expenses	15	713,312	179,173	(199,581)	692,919
Selling, general and administrative expenses	4,217	339,449	75,619	(12,380)	406,905
Reimbursable costs and fees	—	342,798	303	—	343,101
Depreciation and amortization expense	—	85,560	23,183	—	108,743
Impairment of intangible assets	—	32,954	24,061	—	57,015
Restructuring charges	—	14,027	3,041	—	17,068

Total operating costs and expenses	4,232	1,528,100	305,380	(211,961)	1,625,751

(Loss) income from continuing operations	(4,232)	(25,971)	(22,983)	—	(53,186)

Other income (expense):
Interest and investment income	244	(628)	1,258	—	874
Interest expense	(55,375)	(32,347)	(365)	—	(88,087)
Interest (expense) income to affiliate	(22,313)	29,913	(7,600)	—	—
Subsidiary (loss) income	(63,927)	(30,125)	—	94,052	—
Other income, net	891	1,353	211	—	2,455

Total other income (expense)	(140,480)	(31,834)	(6,496)	94,052	(84,758)

(Loss) income from continuing operations before income taxes	(144,712)	(57,805)	(29,479)	94,052	(137,944)
Income tax expense (benefit)	10,288	(1,513)	(2,145)	—	6,630

Net loss from continuing operations	(155,000)	(56,292)	(27,334)	94,052	(144,574)
Discontinued operations:
Loss from operations of discontinued business	—	(6,408)	(4,489)	—	(10,897)
Income tax expense	—	19	223	—	242

Net loss from discontinued operations	—	(6,427)	(4,712)	—	(11,139)

Net (loss) income	(155,000)	(62,719)	(32,046)	94,052	(155,713)
Less: Net loss attributable to noncontrolling interests	—	—	(713)	—	(713)

Net (loss) income attributable to NCO Group, Inc.	$(155,000)	$(62,719)	$(31,333)	$94,052	$(155,000)

NCO GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended December 31, 2009

(Amounts in thousands)	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Revenues:
Services	$—	$1,358,452	$283,019	$(238,736)	$1,402,735
Reimbursable costs and fees	—	126,746	246	—	126,992

Total revenues	—	1,485,198	283,265	(238,736)	1,529,727

Operating costs and expenses:
Payroll and related expenses	16	807,558	185,354	(225,677)	767,251
Selling, general and administrative expenses	4,273	410,110	66,801	(13,059)	468,125
Reimbursable costs and fees	—	126,746	246	—	126,992
Depreciation and amortization expense	—	90,598	26,613	—	117,211
Impairment of intangible assets	—	24,754	—	—	24,754
Restructuring charges	—	4,204	5,805	—	10,009

Total operating costs and expenses	4,289	1,463,970	284,819	(238,736)	1,514,342

(Loss) income from continuing operations	(4,289)	21,228	(1,554)	—	15,385

Other income (expense):
Interest and investment income	44	1,749	(429)	—	1,364
Interest expense	(68,219)	(32,161)	2,963	—	(97,417)
Interest (expense) income to affiliate	(6,047)	12,703	(6,656)	—	—
Subsidiary (loss) income	(18,687)	2,711	—	15,976	—
Other income (expense), net	7,014	(449)	371	—	6,936

	(85,895)	(15,447)	(3,751)	15,976	(89,117)

(Loss) income from continuing operations before income taxes	(90,184)	5,781	(5,305)	15,976	(73,732)
Income tax (benefit) expense	(5,963)	12,355	(7,954)	—	(1,562)

Net loss from continuing operations	(84,221)	(6,574)	2,649	15,976	(72,170)
Discontinued operations:
Loss from operations of discontinued business	—	(9,287)	(6,289)	—	(15,576)
Income tax expense	—	173	223	—	396

Net loss from discontinued operations	—	(9,460)	(6,512)	—	(15,972)

Net (loss) income	(84,221)	(16,034)	(3,863)	15,976	(88,142)
Less: Net loss attributable to noncontrolling interests	—	—	(3,921)	—	(3,921)

Net (loss) income attributable to NCO Group, Inc.	$(84,221)	$(16,034)	$58	$15,976	$(84,221)

NCO GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended December 31, 2008

(Amounts in thousands)	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Revenues:
Services	$—	$1,398,913	$327,274	$(257,607)	$1,468,580
Reimbursable costs and fees	—	25,632	160	—	25,792

Total revenues	—	1,424,545	327,434	(257,607)	1,494,372

Operating costs and expenses:
Payroll and related expenses	15	849,613	221,155	(245,135)	825,648
Selling, general and administrative expenses	4,200	425,487	66,686	(12,472)	483,901
Reimbursable costs and fees	—	25,632	160	—	25,792
Depreciation and amortization expense	—	90,729	27,760	—	118,489
Impairment of intangible assets	—	125,028	—	—	125,028
Restructuring charges	—	6,050	5,550	—	11,600

Total operating costs and expenses	4,215	1,522,539	321,311	(257,607)	1,590,458

(Loss) income from continuing operations	(4,215)	(97,994)	6,123	—	(96,086)

Other income (expense):
Interest and investment income	(10,396)	11,810	(451)	—	963
Interest expense	(65,080)	(29,951)	(578)	—	(95,609)
Interest (expense) income to affiliate	(2,660)	9,239	(6,579)	—	—
Subsidiary (loss) income	(281,167)	(5,519)	—	286,686	—
Other expense, net	—	(16,468)	—	—	(16,468)

	(359,303)	(30,889)	(7,608)	286,686	(111,114)

(Loss) income from continuing operations before income taxes	(363,518)	(128,883)	(1,485)	286,686	(207,200)
Income tax benefit	(26,412)	(37,378)	(8,493)	—	(72,283)

Net loss from continuing operations	(337,106)	(91,505)	7,008	286,686	(134,917)
Discontinued operations:
Loss from operations of discontinued business	—	(189,226)	(30,877)	—	(220,103)
Income tax expense	—	63	273	—	336

Net loss from discontinued operations	—	(189,289)	(31,150)	—	(220,439)

Net (loss) income	(337,106)	(280,794)	(24,142)	286,686	(355,356)
Less: Net loss attributable to noncontrolling interests	—	—	(18,250)	—	(18,250)

Net (loss) income attributable to NCO Group, Inc.	$(337,106)	$(280,794)	$(5,892)	$286,686	$(337,106)

NCO GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2010

(Amounts in thousands)	Parent	Guarantors	Non-Guarantors	Consolidated
Cash (used in) provided by operating activities of continuing operations	$(25,069)	$43,732	$25,471	$44,134
Cash provided by (used in) operating activities of discontinued operations	—	711	(1,721)	(1,010)

Net cash (used in) provided by operating activities	(25,069)	44,443	23,750	43,124

Cash flows from investing activities:
Purchases of accounts receivable	—	(1,330)	(1,733)	(3,063)
Collections applied to principal of purchased accounts receivable	—	6,146	9,546	15,692
Proceeds from sales of purchased accounts receivable	—	1,514	1,542	3,056
Purchases of property and equipment	—	(15,304)	(9,009)	(24,313)
Net cash paid related to acquisitions	—	(1,600)	—	(1,600)
Other	—	1,402	—	1,402

Cash (used in) provided by investing activities of continuing operations	—	(9,172)	346	(8,826)
Cash provided by investing activities of discontinued operations	—	13,364	17,806	31,170

Net cash provided by investing activities	—	4,192	18,152	22,344

Cash flows from financing activities:
Repayment of notes payable	—	(302)	(6,189)	(6,491)
Net repayment of borrowings under revolving credit facility	(7,000)	—	—	(7,000)
Repayment of borrowings under senior term loan	(42,039)	—	—	(42,039)
Borrowings under (repayment of) intercompany notes payable	76,862	(47,904)	(28,958)	—
Payment of fees related to debt	(2,754)	(4)	—	(2,758)
Return of investment in subsidiary to noncontrolling interests	—	—	(1,290)	(1,290)

Cash provided by (used in) financing activities of continuing operations	25,069	(48,210)	(36,437)	(59,578)
Cash used in financing activities of discontinued operations	—	—	(11,811)	(11,811)

Net cash provided by (used in) financing activities	25,069	(48,210)	(48,248)	(71,389)

Effect of exchange rate on cash	—	—	(223)	(223)

Net increase (decrease) in cash and cash equivalents	—	425	(6,569)	(6,144)
Cash and cash equivalents at beginning of the period	—	18,984	20,237	39,221

Cash and cash equivalents at end of the period	$—	$19,409	$13,668	$33,077

NCO GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2009

(Amounts in thousands)	Parent	Guarantors	Non-Guarantors	Consolidated
Cash (used in) provided by operating activities of continuing operations	$(28,783)	$119,307	$(1,279)	$89,245
Cash (used in) provided by operating activities of discontinued operations	—	4,463	4,766	9,229

Net cash (used in) provided by operating activities	(28,783)	123,770	3,487	98,474

Cash flows from investing activities:
Purchases of accounts receivable	—	—	(2,413)	(2,413)
Collections applied to principal of purchased accounts receivable	—	5,007	7,903	12,910
Proceeds from sales of purchased accounts receivable	—	12	9	21
Purchases of property and equipment	—	(23,564)	(8,203)	(31,767)
Cash received from sale of business	—	20,000	—	20,000
Net cash received (paid) related to acquisitions	—	1,728	(1,024)	704
Other	—	136	—	136

Cash used in investing activities of continuing operations	—	3,319	(3,728)	(409)
Cash provided by investing activities of discontinued operations	—	(23,023)	40,146	17,123

Net cash (used in) provided by investing activities	—	(19,704)	36,418	16,714

Cash flows from financing activities:
Repayment of notes payable	—	(360)	(7,004)	(7,364)
Net repayments of revolving credit facility	(64,500)	—	—	(64,500)
Repayment of borrowings under senior term loan	(39,345)	—	—	(39,345)
Borrowings under (repayments of) intercompany notes payable	103,487	(100,056)	(3,431)	—
Payment of fees to obtain debt	(2,477)	—	—	(2,477)
Return of investment in subsidiary to noncontrolling interests	—	—	(189)	(189)
Issuance of stock, net	39,667	—	—	39,667
Payment of deemed dividend to JPM	(8,049)	—	—	(8,049)

Cash provided by (used in) financing activities of continuing operations	28,783	(100,416)	(10,624)	(82,257)
Cash used in financing activities of discontinued operations	—	—	(24,896)	(24,896)

Net cash provided by (used in) financing activities	28,783	(100,416)	(35,520)	(107,153)

Effect of exchange rate on cash	—	—	1,306	1,306

Net increase in cash and cash equivalents	—	3,650	5,691	9,341
Cash and cash equivalents at beginning of the period	—	15,334	14,546	29,880

Cash and cash equivalents at end of the period	$—	$18,984	$20,237	$39,221

NCO GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2008

(Amounts in thousands)	Parent	Guarantors	Non-Guarantors	Consolidated
Cash (used in) provided by operating activities of continuing operations	$(7,991)	$72,439	$(3,513)	$60,935
Cash (used in) provided by operating activities of discontinued operations	—	(16,848)	49,646	32,798

Net cash (used in) provided by operating activities	(7,991)	55,591	46,133	93,733

Cash flows from investing activities:
Purchases of accounts receivable	—	(23,331)	(15,697)	(39,028)
Collections applied to principal of purchased accounts receivable	—	4,518	9,005	13,523
Proceeds from sales of purchased accounts receivable	—	600	625	1,225
Purchases of property and equipment	—	(34,735)	(8,640)	(43,375)
Net cash paid related to acquisitions	—	(324,207)	(25,213)	(349,420)
Other	—	1,122	—	1,122

Cash used in investing activities of continuing operations	—	(376,033)	(39,920)	(415,953)
Cash provided by investing activities of discontinued operations	—	(28,551)	20,345	(8,206)

Net cash used in investing activities	—	(404,584)	(19,575)	(424,159)

Cash flows from financing activities:
Repayment of notes payable	—	(215)	(3,664)	(3,879)
Borrowings under notes payable	—	—	8,579	8,579
Net borrowings under revolving credit facility	34,500	—	—	34,500
Repayment of borrowings under senior term loan	—	(10,745)	—	(10,745)
Borrowings under senior term loan, net of fees	—	134,135	—	134,135
Borrowings under (repayments of) intercompany notes payable	(228,721)	227,704	1,017	—
Payment of fees related to debt	(10)	(4,307)	—	(4,317)
Return of investment in subsidiary to noncontrolling interests	—	—	(1,440)	(1,440)
Issuance of stock, net	219,722	—	—	219,722
Payment of deemed dividend to JPM	(17,500)	—	—	(17,500)

Cash provided by (used in) financing activities of continuing operations	7,991	346,572	4,492	359,055
Cash used in financing activities of discontinued operations	—	—	(26,851)	(26,851)

Net cash provided by (used in) financing activities	7,991	346,572	(22,359)	332,204

Effect of exchange rate on cash	—	—	(3,181)	(3,181)

Net (decrease) increase in cash and cash equivalents	—	(2,421)	1,018	(1,403)
Cash and cash equivalents at beginning of the period	—	17,755	13,528	31,283

Cash and cash equivalents at end of the period	$—	$15,334	$14,546	$29,880

QuickLinks

  Exhibit 99.1
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF NCO GROUP, INC.
Report of Independent Registered Public Accounting Firm
NCO GROUP, INC. CONSOLIDATED BALANCE SHEETS (amounts in thousands, except per share amounts)
NCO GROUP, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (amounts in thousands)
NCO GROUP, INC CONSOLIDATED STATEMENTS OF CASH FLOWS (Amounts in thousands)
NCO GROUP, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CONSOLIDATING BALANCE SHEET December 31, 2010
CONSOLIDATING BALANCE SHEET December 31, 2009
CONSOLIDATING STATEMENT OF OPERATIONS For the Year Ended December 31, 2010
CONSOLIDATING STATEMENT OF OPERATIONS For the Year Ended December 31, 2009
CONSOLIDATING STATEMENT OF OPERATIONS For the Year Ended December 31, 2008
CONSOLIDATING STATEMENT OF CASH FLOWS For the Year Ended December 31, 2010
CONSOLIDATING STATEMENT OF CASH FLOWS For the Year Ended December 31, 2009
CONSOLIDATING STATEMENT OF CASH FLOWS For the Year Ended December 31, 2008